EXHIBIT (99.7)

2015 Ontario Economic Outlook and Fiscal Review

BUILDING ONTARIO UP

PROGRESS FOR PROSPERITY

ONTARIO ECONOMIC OUTLOOK AND FISCAL REVIEW

The Honourable
CHARLES SOUSA
Minister of Finance

2015
BACKGROUND PAPERS

Ontario

BUILDING ONTARIO UP

PROGRESS FOR PROSPERITY

ONTARIO ECONOMIC OUTLOOK AND FISCAL REVIEW

The Honourable
CHARLES SOUSA
Minister of Finance

2015
BACKGROUND PAPERS

For general inquiries regarding the Building Ontario Up —

Progress for Prosperity: 2015 Ontario Economic Outlook and Fiscal Review, Background Papers, please call:

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Ce document est disponible en français sous le titre :

Favoriser l’essor de l’Ontario — Progrés vers la prospérité :

Perspectives économiques et revue financiére de l’Ontario 2015,

Documents d’information

Contents

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Contents

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Foreword

Foreword

Introduction

Ontario is in the midst of fundamental change. Change is being driven in part by rising global competition and a wave of new technologies. Ontario is doing more than rising to the challenge presented by this change. We are embracing it, and leading it.

Against this backdrop, we have devised a detailed plan for Ontario. We are committed to building Ontario up by making historic investments in public infrastructure; creating an innovative and dynamic business environment; investing in people’s skills and talents; and strengthening retirement security.

Already, Ontario is seeing positive results that position the province for greater prosperity.

Ontario’s economy has been growing in an increasingly competitive global economic environment. We continue to attract investment and create jobs, while creating opportunity for all.

Our government remains committed to balancing the budget by 2017–18 and will do so in a way that is fair and responsible and supports the vital services on which Ontarians depend. Should slower-than-expected revenue growth occur, the government will need to consider other tools to ensure that balance is achieved.

The 2015 Ontario Economic Outlook and Fiscal Review updates the economic assumptions from the recent Budget and reports on the progress of our fiscal plan against the current economic background.

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Foreword

Ontario Continues to Be a Leader in Canada on

Economic Growth

We are making progress in growing Ontario’s economy.

Ontario employers continue to hire, with 559,600 jobs created since the recessionary low in June 2009. The majority of these new jobs are in full-time positions and in industries that pay above-average wages.

Additionally, the unemployment rate in Ontario has improved steadily over the past six years and reached 6.8 per cent in October 2015 — below the national average.

The economy has fully recovered from the global recession, with key economic indicators such as employment and real gross domestic product (GDP) per capita now above their pre-recession levels.

Ontario has become one of the strongest-growing provincial economies in Canada, and economists expect that growth to continue over the next two years. On average, private-sector economists expect Ontario real GDP to rise 2.0 per cent in 2015, strengthening to 2.3 per cent annually on average over the 2016 to 2018 period.

Helping Ontario Businesses Succeed

Building Ontario up means doing everything possible to help businesses and individuals succeed.

When our businesses flourish, they create rewarding, high-paying jobs that contribute to our province’s economic stability and prosperity.

That is why this government is committed to supporting Ontario businesses by addressing a number of challenges, including international competition, access to capital and embracing new technologies.

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Foreword

We have responded by lowering Ontario’s general Corporate Income Tax rate so that the combined federal–provincial rate is lower than the comparable rate in any U.S. state. By supporting alternative financing and procurement practices to better partner with the private sector, we can leverage greater investment and promote industry–academic collaboration. By strategically promoting Ontario businesses internationally through our trade missions and by fostering innovation, we strive to be more competitive.

All of this has made Ontario the top destination in North America for foreign direct investment. But we know we need to do more.

Improving our competitiveness also means improving corporate governance. It is encouraging that 15 per cent of companies listed on the Toronto Stock Exchange have this year added more women to their boards of directors following Ontario Securities Commission rule changes. To continue promoting greater representation of women on boards and in senior executive positions, we are establishing a steering committee, which I will co-chair with Tracy MacCharles, Minister Responsible for Women’s Issues.

Ontario is also embracing the sharing economy because of its potential to foster economic growth and innovation. We have established the Sharing Economy Advisory Committee to oversee the development and coordination of the government’s approach to supporting this sector, while protecting consumers and promoting a level playing field for businesses.

We are proposing to provide certainty to businesses by removing the Debt Retirement Charge for commercial, industrial and other non-residential electricity users on April 1, 2018, nine months earlier than previously estimated. This will save a typical large industrial company about seven per cent, a large northern industrial company more than eight per cent, and a small business about four per cent on their electricity bills.

Going forward, the government will be even more business-focused and is developing a bold plan to accelerate Ontario’s economic growth by focusing on scaling up and growing successful firms; spurring innovation-driven business strategies that promote a knowledge-based economy; and modernizing the regulatory system.

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Foreword

The Largest Investment in Public Infrastructure

in Ontario’s History

In leading change, it is essential that we build and revitalize our public infrastructure to strengthen Ontario’s economy and competitiveness. Building safe and reliable public infrastructure attracts investment, supports industry, creates jobs and allows people and goods to move more freely throughout Ontario.

Our government is making the largest investment in public infrastructure in the province’s history by investing more than $134 billion over 10 years in priorities such as roads, bridges, public transit, hospitals and schools.

Since April, we have supported more than 200 projects that will create jobs and connect communities. Recent progress includes:

➤	In the Greater Toronto and Hamilton Area, building the Eglinton Crosstown light rail transit (LRT) line, where the Province is investing $5.3 billion in capital costs;

➤	In southwestern Ontario, widening Highway 7 in Kitchener from Fischer Hallman Road to Courtland Avenue;

➤	In eastern Ontario, continuing work on the Confederation Line, Ottawa’s 12.5-kilometre LRT project;

➤	In northern Ontario, expanding Highway 69 between Sudbury and Parry Sound; and

➤	All across Ontario, investing $25 million over three years to improve routes for cyclists.

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Foreword

Unlocking the Value of Provincial Assets

Ontario continues to unlock the value of certain provincial assets, including Hydro One, the Liquor Control Board of Ontario (LCBO) head office lands, Ontario Power Generation’s head office building, and the Seaton and Lakeview lands, to help fund infrastructure investments.

Net revenue gains achieved will help the government generate billions to invest in roads, bridges, transit and other priority infrastructure throughout the province. We are on track to achieve our target for asset optimization, which will help fund large infrastructure projects and reduce reliance on new borrowing.

Ontario is proceeding with broadening the ownership of Hydro One. In November 2015, the Province completed the initial public offering for approximately 15 per cent of Hydro One. Over time, the Province expects to generate $4 billion in net revenue gains that would be dedicated to the Trillium Trust for Moving Ontario Forward infrastructure projects, and $5 billion for debt repayment.

Ontario has also made significant progress on creating more convenience and choice in the province’s beer distribution and retailing system. This includes introducing the sale of beer in grocery stores, and negotiating a new series of agreements that level the playing field for brewers while retaining the efficiencies of the existing system. This is the largest shake-up in beverage alcohol distribution since the end of Prohibition in Ontario.

Investing in Tomorrow’s Workforce

In this era of global change, Ontario’s economic success depends on knowledge, innovation and creativity. From the early years through to postsecondary education, Ontario is helping people get the education and skills required to flourish in the province’s evolving economy.

Our government is meeting its 2015 Budget commitments to continually improve its world-class education system.

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Foreword

This includes investing $120 million over three years to create approximately 4,000 new licensed child care spaces in schools; helping more high school students turn their passions into career opportunities by expanding the Specialist High Skills Major program; and launching Experience Ontario, a two-year, $20 million pilot program that in its first year is helping up to 600 high school students identify and work towards their future goals.

It includes increasing access to postsecondary education by expanding online learning, increasing financial assistance for students, and helping to establish a York University–Markham Centre campus in partnership with Seneca College so that about 4,000 more students can attend a postsecondary institution closer to home.

And it also includes integrating and transforming employment and training programs and services to improve access and provide more targeted services to those who need them.

Building a Fair Society

As we build Ontario up, we are providing supports so all Ontarians can reach their full potential and participate in the economy. The government is promoting conditions that support people in a changing labour market and help those in poverty, so all Ontarians can lead healthy and prosperous lives.

The government has increased social assistance benefits, indexed the minimum wage to inflation, increased funding to support children through indexing the Ontario Child Benefit, and enhanced inclusion of people with disabilities in the workforce.

In addition, the government is taking steps to help close the wage gap between men and women by hosting consultations on this issue to develop a strategy.

We are also transforming our universal public health care system to ensure all Ontarians have access to better and more coordinated care now and in the future.

We are taking action to combat sexual violence and harassment and improve supports for survivors. It’s Never Okay: An Action Plan to Stop Sexual Violence and Harassment will help build a province where everyone is free from the threat of sexual violence and harassment.

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Foreword

Strengthening Retirement Security

Today in Ontario, only one-third of workers have a workplace pension plan. Low savings rates, worker mobility and increasing longevity make it harder for Ontarians to save enough for retirement.

The government has taken a leadership role to strengthen the retirement income system for working Ontarians. It is creating a new provincial pension plan — the Ontario Retirement Pension Plan (ORPP) — that will provide a predictable stream of income for life for Ontario workers who do not have a comparable workplace plan. Our goal is to ensure that, by 2020, every eligible Ontario employee would be covered by the ORPP or a comparable workplace pension plan.

Since 2010, Ontario has played a leadership role in advocating for a Canada Pension Plan (CPP) enhancement and the government welcomes the opportunity to resume discussions with our federal and provincial partners. Ontario will support a CPP enhancement that is consistent with the ORPP’s objectives regarding adequacy and coverage. However, implementing a CPP enhancement would take considerable time and requires the agreement of governments across the country. In light of these circumstances and the pressing need to address retirement security, Ontario is moving forward with implementing the ORPP in 2017.

Addressing Climate Change

The government recognizes that good environmental policy is good economic policy.

As such, we have moved forward on our commitment in the 2015 Budget to implement a cap-and-trade program as part of Ontario’s comprehensive climate change strategy.

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Foreword

Addressing climate change now will also allow Ontario to take advantage of the enormous economic opportunities that emerge from clean technologies. We are home to most of Canada’s environmental and clean technology businesses. For the second consecutive year, Ontario is the top jurisdiction in North America for green investment, according to fDi Intelligence.1

The progress Ontario has made towards its long-term climate goals is not only creating a greener Ontario, but it is also creating more prosperity.

As a next step, the government proposes a down payment of $325 million in 2015–16 through a Green Investment Fund that will be targeted at reducing greenhouse gas emissions while strengthening the economy. Through this initial investment, the fund will support energy retrofits in homes (including affordable housing), energy-efficiency investments in small and medium-sized businesses and industry, support for Aboriginal communities, and new investments in electric vehicle infrastructure.

Further details regarding the fund and options for future investments will be provided in the 2016 Budget.

A Track Record of Strong Fiscal Management

This government continues its record of strong fiscal management.

The government’s success is due to an ongoing focus on managing and controlling growth in spending and delivering the best possible value for every dollar spent. In fact, Ontario consistently has the lowest per capita program spending among all Canadian provinces. The government has done this while continuing to invest in priority programs and services like health care and education.

Looking forward, the government is now projecting a lower deficit of $7.5 billion in 2015–16 and $4.5 billion in 2016–17, and a balanced budget in 2017–18. This reflects an improvement of $1.0 billion in 2015–16 and $0.3 billion in 2016–17, compared to the targets outlined in the 2015 Budget.

[1]	fDi Intelligence, “The fDi Report 2015: Global Greenfield Investment Trends,” (2015).

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Foreword

Meeting Fiscal Targets

Ontario is committed to eliminating the deficit by 2017–18. To do so, we will continue to implement our plan that centres on:

➤	Program Review, Renewal and Transformation;

➤	Managing compensation costs; and

➤	Addressing the underground economy and maintaining tax fairness.

We will help ensure everyone pays their fair share of taxes by taking measures to address the underground economy, such as introducing legislation to combat electronic sales suppression technology. To date, the Province’s achievements in combating the underground economy have generated a $225 million revenue increase above what was reported in the 2015 Budget. Our public-sector partners are also doing their part by achieving net-zero compensation agreements. The government will continue to conduct a line-by-line review of major program areas and we will be disciplined in our focus on keeping costs down.

Building Partnerships for a Stronger Canada

Building Ontario up requires a new era of intergovernmental collaboration. These challenges cannot be tackled by one order of government alone.

We are ready to work with the federal government to build a stronger economic union. We are eager to make progress on shared priorities, such as building infrastructure, strengthening retirement security, tackling climate change, sustaining health care, and creating economic growth and jobs.

We look forward to being a collaborative partner working constructively with the federal government — and with all provinces, territories and Aboriginal partners — to deliver better results for Ontarians and all Canadians.

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Foreword

Conclusion

We are meeting the challenge of a changing global economy. We are helping to strengthen our economy and encourage it to diversify. Ontario continues to create an innovative and dynamic business environment; build modern public infrastructure, such as roads, bridges and transit; invest in people’s skills and talents; and strengthen retirement security.

We remain committed to balancing the budget by 2017–18 and doing so in a way that is fair and responsible and supports the vital services on which Ontarians rely.

Originally Signed by

The Honourable Charles Sousa

Minister of Finance

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CHAPTER I

Building Ontario Up: Progress for Prosperity

Section A: Fostering a More Innovative and Dynamic Business Environment

Section A:	Fostering a More Innovative and Dynamic Business Environment

The government is helping Ontario businesses grow and succeed so they can create rewarding, high-paying jobs and contribute to the province’s economic prosperity. Since the 2015 Budget, the government has partnered with the private sector to promote investment and innovation, and is exploring additional ways to nurture Ontario’s businesses and its people for success in the new global innovation economy. To maintain Ontario’s competitive edge, the government is taking action to win the race for capital, customers and talent. This includes establishing the Sharing Economy Advisory Committee; developing a strategy that will help small firms scale up; and modernizing the regulatory system to lower the cost of doing business.

A dynamic business climate helps Ontario businesses invest and grow, creating rewarding, high-paying jobs and a more prosperous economy. Following the 2008–09 global economic recession, the Province took decisive action to foster an innovative and dynamic business environment by:

➤	Improving tax competitiveness — the government reduced Ontario’s general Corporate Income Tax (CIT) rate from 14 per cent to 11.5 per cent, resulting in a combined federal–provincial general CIT rate of 26.5 per cent. This combined rate is lower than the combined federal–state general CIT rate in any of the U.S. states. The CIT rate reduction, together with other tax changes, has cut Ontario’s marginal effective tax rate on new business investment by half since 2009.

➤	Reducing the cost of doing business — in 2014, the government set a goal to help businesses save $100 million by the end of 2017 by reducing unnecessary regulatory requirements, eliminating duplication and improving the delivery of government services.

➤	Helping small businesses grow — entrepreneurs have gained access to more capital as a result of government investments in the $205 million Ontario Venture Capital Fund, launched in 2008, and the $300 million Northleaf Venture Catalyst Fund, launched in January 2014.

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Chapter I: Building Ontario Up – Progress for Prosperity

➤	Supporting research and innovation — the government has helped to bring ideas to market by supporting advanced research in Ontario’s world-class public institutions and by promoting greater industry–academic collaboration through initiatives such as the Ontario Network of Entrepreneurs (ONE).

➤	Building strategic partnerships — Ontario has taken steps to strategically partner with the private sector to attract anchor investments through its 10-year Jobs and Prosperity Fund (JPF).

➤	Boosting exports — Ontario’s Going Global Trade Strategy has helped Ontario firms compete and become more productive by learning about export opportunities. In the past fiscal year, over 1,150 Ontario firms were helped to become export-ready and expand globally.

Ontario Continuing to Attract Foreign Investment

Ontario’s dynamic business climate continues to attract foreign direct investment (FDI).

For the second year in a row, fDi Intelligence named Ontario as the number one destination in North America for global FDI, based on capital spending projects.

fDi Intelligence, May 15, 2015.

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Section A: Fostering a More Innovative and Dynamic Business Environment

2015 Budget: Building Ontario Up

The government announced key initiatives in the 2015 Budget that focus on helping small businesses grow, providing support for research and innovation, reducing the cost of doing business, leveraging business investment through strategic partnerships and helping businesses go global, including:

➤	Enhancing the JPF by $200 million, for a total of $2.7 billion over 10 years, to attract more business investment in innovation and job creation;

➤	Participating in an innovation initiative with an experienced group of senior business leaders who would bring their capital, knowledge and networks to help Ontario startups scale up their growth; and

➤	Consulting on an ongoing basis with sharing economy firms to ensure Ontario’s regulatory and tax environment reflects the evolving economy.

Progress since the 2015 Budget

The government continues to foster a more innovative and dynamic business environment.

Reducing the Cost of Doing Business

Ontario’s first annual report on reducing red tape for business, released in June, concludes that the government’s actions have resulted in $50 million in savings and 2.4 million saved hours for businesses in the last four years. The government is encouraged that this achievement to date puts Ontario well ahead of its annual target, and it continues to push for further progress.

The government is committed to reducing electricity cost pressures on small businesses and industrial consumers, while promoting energy conservation and supporting economic growth for the benefit of the people of Ontario.

The Industrial Conservation Initiative (ICI) encourages Ontario’s largest energy users to reduce their electricity use during peak periods, which not only saves them money, but also lowers costs and improves reliability for the electricity system as a whole. Since July 1, the expanded ICI program has helped over 280 of Ontario’s largest energy consumers save an average of about 25 per cent on their electricity bills.

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Chapter I: Building Ontario Up – Progress for Prosperity

As of April, 14 industrial companies have expanded their businesses, capitalizing on the Industrial Electricity Incentive, which was designed to provide incentives for industrial expansion through reduced electricity costs. These new business expansions will create hundreds of new jobs.

Fostering Industrial Expansion — Industrial Electricity Incentive

KGHM International Ltd., Sudbury, Ontario

FNX Mining Company Inc., a subsidiary of KGHM International, is a successful applicant in the expansion of the Industrial Electricity Incentive program for its new Victoria Mine project, an underground copper and nickel mine located in Whitefish outside of Sudbury. The company estimates that the Victoria Mine contains over 14.2 million tonnes of resources, and according to the company at peak production will create more than 300 jobs.

As a further step to mitigate electricity cost pressures for non-residential users, the government introduced legislation that, if passed, would end the Debt Retirement Charge (DRC) on April 1, 2018 — nine months earlier than previously estimated — and reduce users’ electricity bills. Based on business size and consumption patterns:

➤	Large industrial users could save about seven per cent;

➤	Large northern industrial users could save more than eight per cent; and

➤	Small businesses could save about four per cent on their electricity bills.

Ending the DRC on a legislated fixed date would provide certainty to commercial, industrial and other users, and help them plan their investment decisions more effectively. See Chapter III, Section D: Borrowing and Debt Management for more information.

Helping Innovative Small Businesses Succeed and Grow

In July, the Northleaf Venture Catalyst Fund announced it had met its fundraising target of $300 million, with two-thirds of the fund’s commitments coming from private partners. To date, the fund has made investments in six venture capital funds and seven companies. In September, the fund participated in a $35 million investment in ScribbleLive, a Toronto-based digital content marketing company that works with major brands and media companies around the world.

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Section A: Fostering a More Innovative and Dynamic Business Environment

The fund’s investment activities contributed to a more than 35 per cent increase in Ontario’s total venture capital investment in 2014 compared to the prior year. Ontario had already surpassed its 2014 investment levels by the third quarter of 2015.

In April, the government announced it will invest in Scale Up Ventures, a new venture capital fund targeting early-stage Ontario companies. The new $50 million fund will include up to $25 million from the Province and be equally matched by private-sector partners.

Mentorship will be provided to the fund’s firms by the Scale Up Leadership Council. Led by former Rogers Communications CEO Nadir Mohammed, the council will include current and former senior corporate Canadian executives.

Providing Support for Research and Innovation

In June, the government announced $209 million in funding for 280 research projects and activities at leading research institutions across the province. This includes $196 million from the Ontario Research Fund to support world-class research projects and critical research infrastructure, and $13 million through the Early Researcher Awards program to attract and retain top talent at provincial research institutions.

In October, the government pledged $500,000 in additional funding to the Ontario Centres of Excellence (OCE) Connected Vehicle/Automated Vehicle Program, over and above the $2.45 million in funding recently provided. The program will help Ontario’s auto sector become a global technology leader by supporting innovative and commercially viable projects that use wireless technology to link vehicles with transportation infrastructure, mobile devices and other vehicles.

Ontario Leading the Way on Testing Automated Vehicles

In October, the government announced that, beginning on January 1, 2016, Ontario will become Canada’s first province to allow testing of automated vehicles and related technology on-road. The pilot will enable those companies to conduct research and development in Ontario rather than in competing jurisdictions, as well as supporting opportunities to bring automated vehicles to market.

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Chapter I: Building Ontario Up – Progress for Prosperity

Leveraging Business Investment through Strategic Partnerships

Project commitments by the JPF to date will support the creation and retention of more than 14,000 jobs, attracting investment of over $900 million to the province.

TABLE 1.1 Recent Strategic Investments through the Jobs and Prosperity Fund

Toyota Canada (July 2015)	An investment of over $42 million through the JPF to leverage a $421 million investment in Toyota’s Cambridge and Woodstock assembly plants. The project will result in increased production capacity, significant investments in worker training, and the introduction of cutting-edge technologies and production processes.
JLabs @ Toronto (September 2015)	An investment of over $19 million through the JPF to launch JLabs @ Toronto, a new life sciences incubator created as a collaboration between Johnson & Johnson, the University of Toronto and MaRS Discovery District. The incubator will support the growth of up to 50 promising young life sciences companies.
Lassonde Industries (October 2015)	An investment of $1.5 million through the JPF–Food and Beverage Growth Fund to leverage an investment of more than $9 million to help Lassonde Industries purchase and install a new high-speed packaging line. The project will increase productivity, improve water input efficiency and costs, and improve competitiveness, while creating 15 new jobs and retaining 114 current jobs.

Ontario, the federal government and the Canadian Automotive Partnership Council (CAPC) have appointed Ray Tanguay, former chairman of Toyota Canada, as an auto adviser to develop a competitive auto sector investment strategy.

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Section A: Fostering a More Innovative and Dynamic Business Environment

The government also continues to build partnerships with local and regional businesses and communities across the province through its economic development funds.

TABLE 1.2 Recent Examples of Regional and Community Business Investments

Eastern Ontario Development Fund (EODF)	Ritz Plastics Inc., a manufacturer of plastic components for the automotive sector, received a $202,060 EODF grant to invest in new equipment, create 14 new jobs and retain 95 existing positions in Peterborough.
Southwestern Ontario Development Fund (SWODF)	Wolf Steel Ltd., North America’s largest privately owned manufacturer of wood and gas fireplaces, received a $1.5 million SWODF grant to expand its operations to begin manufacturing HVAC equipment currently made in the United States. The project will create 176 new positions and retain 574 jobs in Barrie.
Rural Economic Development (RED) Program	The Mattawa–Bonfield Economic Development Corporation received $20,000 for an enhanced travel website, benefiting 35 businesses and five municipalities through new product development and business attraction and expansion. Eight new jobs were created through this project.
Northern Ontario Heritage Fund Corporation (NOHFC)	Four agricultural infrastructure projects received $2.7 million to improve water systems and fencing across northeastern Ontario to help increase local farm production and boost local agricultural economies.
Aboriginal Economic Development Fund (AEDF)	Apitisawin Employment and Training received an AEDF regional partnership grant of $175,034 to deliver a training program for up to 20 trainees, in partnership with Detour Gold. Participants will obtain the skills necessary to work in the mining industry.

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Chapter I: Building Ontario Up – Progress for Prosperity

Helping Businesses Go Global

The changing global trading environment offers tremendous opportunities for businesses. The government’s Going Global Trade Strategy helps Ontario firms compete and become more productive by learning about global opportunities and changing markets:

➤	In September, Minister of Finance Charles Sousa travelled to China and Japan to meet with leaders in the financial services, banking and manufacturing sectors to promote Ontario as a favourable investment destination. Strengthening economic relationships in priority markets like China and Japan will benefit more Ontario businesses, especially small to medium-sized enterprises, looking to tap into these new markets.

➤	In November, Premier Kathleen Wynne led a successful trade mission to California, showcasing Ontario’s leadership in information and communications technology (ICT), film production, cleantech, advanced manufacturing and tackling climate change.

➤	That same month, the Premier conducted a second trade mission to China with business delegations to highlight Ontario’s expertise in the science and technology, cleantech and agriculture sectors, and to promote partnership opportunities in health care and education. The Premier and delegations signed more than 100 agreements and memorandums of understanding, with an estimated total value of $2.5 billion. The agreements are expected to create 1,700 jobs in Ontario.

➤	The Premier will also lead trade missions to India in early 2016 and to Israel in the spring of 2016, to foster more opportunities for trade and investment and to promote Ontario’s expertise in sustainable development.

Ontario is working with the federal government to negotiate and implement important new trade agreements, while addressing the sensitivities of key Ontario sectors, such as agriculture and auto, and to ensure access to global markets in an increasingly competitive environment. See Chapter IV: Together towards a Stronger Ontario and a Stronger Canada for further details.

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Section A: Fostering a More Innovative and Dynamic Business Environment

Supporting the Sharing Economy

The sharing economy is an emerging sector with the potential to be a catalyst for positive change and a contributor towards solutions to some of Ontario’s most pressing challenges. It also has immense potential to foster economic growth and innovation.

The government is committed to an approach that facilitates the ongoing growth of this important sector. Going forward, Ontario’s framework will be guided

Sharing Economy

The rise of technology platforms that enable individuals to exchange or sell goods and services has given rise to what many are referring to as the “sharing economy.” As new business models emerge in this important sector, the government is committed to responding in ways that support growth and foster innovation.

by principles of accommodating new business models, fostering innovation, protecting workers and consumers, promoting a level playing field and ensuring tax fairness. To meet these objectives, new regulations may be required in certain circumstances. In other instances, it may require removing existing obstacles and unnecessary burdens, or maintaining aspects of an existing regime.

As a first step, in October, the Province established the Sharing Economy Advisory Committee, with representation from key ministries, to oversee the development and coordination of Ontario’s approach and to harness the opportunities presented by this emerging sector. The committee has begun acting as a window into government on policy, regulatory and legislative challenges typically associated with sharing economy business models. It will also be taking into account the views of traditional sectors to ensure that initiatives do not unduly affect the competitiveness of these industries. Ontario understands that responsibly enabling growth in the sharing economy requires a government-wide approach, and will report back through the 2016 Budget on its progress towards an integrated strategy.

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Chapter I: Building Ontario Up – Progress for Prosperity

Further, the Ontario Securities Commission (OSC) developed, and recently delivered for Minister Sousa’s consideration, a proposed crowdfunding rule that would accommodate newer ways for businesses to raise capital, while maintaining appropriate investor protection.

Working with the MaRS Solutions Lab

Ontario has provided funding to the MaRS Solutions Lab to research and prototype coordinated solutions to regulatory challenges presented by the sharing economy. The customer and service provider experiences in the transportation and accommodation industries within the City of Toronto are being explored. Initially focused on the City of Toronto, the project aims to identify key barriers and opportunities for governments to create a streamlined regulatory environment that fosters and supports innovation, while ensuring the public interest remains protected.

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Section A: Fostering a More Innovative and Dynamic Business Environment

Business Growth Initiative

Globally, Ontario’s highly diversified economy sits in an enviable position. It has a talented and skilled workforce, a world-class innovation base, and an excellent health care and education system — all sitting next door to the largest economy in the world.

Much has been accomplished in fostering an innovative and dynamic environment for Ontario’s diverse businesses and skilled workforce, but challenges remain. Some are universal — a worldwide slowdown in economic growth, an aging population, rising income inequality, low growth in productivity, and increasing global competition.

Ontario’s growth trajectory today is at a crossroads. To prosper and grow, Ontario’s businesses need to harness innovation more rapidly, compete in global markets, adopt the latest technologies, and employ and retain high-skilled talent. Building on previous achievements, the government is developing a bold new plan to accelerate economic growth.

Ontario recognizes the role governments can play, but the Province cannot act alone. The federal government and municipalities must provide leadership. Private-sector leadership is also essential. Ontario is well positioned today, with leaders at all levels willing to work together and focused on building a stronger economy.

A collective vision is essential — one that addresses the competitive challenges of today’s economy and pivots to the economy of the future, while continuing to support health care, education, transportation and transit, a strong immigration policy, and funding for innovation and research.

The Province also needs an economic strategy that focuses on shifting the economy to new areas of growth where Ontarians can continue to get rewarding, high-paying jobs. Ontario must accomplish two goals simultaneously — improve the competitiveness of its existing economy and encourage a shift to a more knowledge-based economy driven in part by service exports.

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Chapter I: Building Ontario Up – Progress for Prosperity

Towards that end, the government will proceed with targeted steps now, followed by a more complete strategy to bolster competitiveness to be outlined in the 2016 Budget. The strategy will:

➤	Promote the scaling up and growth of successful Ontario firms to become global leaders that export to key markets, including a focus on service exports;

➤	Advance an innovation-driven, knowledge-based economy, where Ontario’s competitive advantage will be based on the entrepreneurial spirit, technological skills and expertise of people and businesses, and strive to be a world leader in smart manufacturing; and

➤	Modernize the regulatory environment to reduce the administrative burden and lower the cost of doing business.

The Need to Scale Up: Catapulting More Ontario Firms into Global Leadership

Small firms are a very significant part of Ontario’s business landscape. However, difficulties in accessing capital, as well as limited resources and expertise, often result in lower export activity and less investment in innovation, research and development (R&D) and ICT — all of which are essential to productivity growth and competitiveness.

To help more Ontario firms scale up and become innovation and market leaders, the government will explore:

➤	Better-targeted supports through the tax system to encourage business growth or scaling up;

➤	The use of strategic, innovation-inducing procurement; and

➤	Business support programming focused on high-growth firms and those with export potential.

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Section A: Fostering a More Innovative and Dynamic Business Environment

Creating an Innovation-Driven Economy

Ontario needs to further adapt its economy so it can thrive on the initiative, creativity, education and skills of its people, and the value they add to specialized goods and services.

To encourage innovation and knowledge-driven growth, the Province will partner with industry, focusing on key strategic opportunities, such as accelerating the development, testing, adoption and commercialization of disruptive technologies.	Disruptive Technologies A disruptive technology is an innovative product or process that displaces established technology and may challenge incumbent firms or create a completely new industry.

The government would also consider other actions, such as creating innovation zones where robust, real-world prototyping and testing of disruptive technologies can take place. This would give Ontario firms access to state-of-the-art science and technology, and help them become early adopters and market leaders, as early advantage often translates into global competitiveness. These actions include:

➤	Working to catapult “brain-belt ecosystems” in key sectors where Ontario has a competitive advantage, including the biochemical sector, auto industry, clean technology and mining;

Brain-Belt Ecosystems

Brain-belt ecosystems are open-platform technology hubs that help tackle complex, multifaceted technological and other challenges, and connect firms to a range of supporting organizations and enablers.[1]

[1]	Based on Antoine van Agtmael and Fred Bakker, The Smartest Places on Earth: Why Rustbelts Are the Emerging Hotspots of Global Innovation (Public Affairs — forthcoming in March 2016).

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Chapter I: Building Ontario Up – Progress for Prosperity

➤	Accelerating the innovation economy by working with postsecondary institutions to strengthen opportunities for collaboration with firms of all sizes, including expanding the number of co-op programs and providing fellowships to top graduates to be placed in scale-up firms; and

➤	Establishing a strategic investments office to serve as the Province’s one-window point of entry, providing improved investment attraction services, including new licensing and permitting coordination, enhanced program coordination services and expanded site-selection services.

Lowering Business Costs through Modernized Regulations

A smarter regulatory system will enable Ontario to lower business costs and encourage more growth, while protecting environmental and work standards and enhancing health and safety. The government aims to create a regulatory framework that produces the best protections at the lowest possible compliance costs informed by the best systems around the world. As a first step, the government is implementing the following measures on an expedited basis:

➤	Seeking advice, through the Ministry of Labour, from the Special Advisors on the Changing Workplaces Review to resolve concerns raised by business regarding the application of the emergency leave provisions of the Employment Standards Act. The advice is to be received in the spring of 2016, and the resolution is to be implemented in 2016.

➤	Improving the environmental compliance approvals process by:

➤	Reducing, by the fall of 2017, the amount of ministry time taken to review air and noise environmental compliance approvals by at least 50 per cent;

➤	Implementing a one-year service standard for higher-risk environmental compliance approval requests received after 2017, including an appropriate performance measure for meeting that service standard, that recognizes the complexities of some approvals; and

➤	Introducing a transparent means for applicants and the public to track applications and overall performance.

16

Section A: Fostering a More Innovative and Dynamic Business Environment

➤	Removing the “30 per cent rule” for Ontario pension plans. See Chapter I, Section F: Strengthening Retirement Security for more information.

➤	Through a proposed legislative amendment, modernizing the Mining Act to implement province-wide online registration of mining claims and administration of mining lands.

➤	Permanently maintaining the industrial exception in the Professional Engineers Act.

Through the Open for Business initiative, the government has continually reviewed regulations to ensure they are appropriate and do not impose unnecessary burdens on business. The government is refreshing this initiative with a renewed and stronger mandate to root out existing regulatory burdens, and challenge new regulations. The mandate will be executed through several tools, including:

➤	A Red Tape Challenge, a public engagement strategy that will allow all Ontarians to identify and work collaboratively with the government to reduce regulatory burdens while maintaining public interest standards;

➤	A Regulatory Centre of Excellence that would identify and champion international best practices for regulation;

➤	A Regulatory Modernization Committee to oversee and enhance the regulatory challenge function of the renewed mandate; and

➤	A Government Modernization Fund to accelerate the modernization of outdated service delivery and regulatory processes.

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Chapter I: Building Ontario Up – Progress for Prosperity

18

Section B: Strengthening the Financial Services Sector

Section B:	Strengthening the Financial Services Sector

The financial services sector is critical to Ontario’s economic prosperity. The government is taking action to support growth for the industry — and province — by taking a modern and flexible approach to regulation, strengthening consumer and investor protection, and promoting Toronto as a global financial services hub. Since the 2015 Budget, Ontario has taken steps to move forward with the Cooperative Capital Markets Regulatory System. The government has also established a steering committee to promote the increased representation of women on boards and in executive leadership.

The financial services sector helps Ontarians save and grow their hard-earned money, and remains essential for the growth of businesses of all sizes across all sectors of the economy. The sector remains the province’s second largest after manufacturing, based on output. In 2014, the sector created jobs almost twice as quickly as the overall Ontario economy, resulting in a total of 380,500 jobs.

The government is committed to strengthening this important contributor to Ontarians’ financial health and the overall economy through an ambitious strategy that includes the most significant set of changes in recent history.

The government’s strategy will build on the significant steps taken to date and focus on:

➤	Taking a modern and flexible approach to regulation;

➤	Strengthening consumer and investor protection; and

➤	Promoting Toronto as a global financial services hub.

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Chapter I: Building Ontario Up – Progress for Prosperity

2015 Budget: Building Ontario Up

Steps taken prior to and including in the 2015 Budget include:

➤	Playing a leadership role, working with other provincial and territorial jurisdictions and the federal government, towards the establishment of the Cooperative Capital Markets Regulatory System;

➤	Initiating “comply or explain” disclosure requirements for TSX-listed issuers to promote increased representation of women on boards of directors and in senior executive officer positions;

➤	Initiating a comprehensive review of the Credit Unions and Caisses Populaires Act, 1994;

➤	Announcing the appointment of an expert advisory panel to lead the mandate reviews of the Financial Services Commission of Ontario (FSCO), the Financial Services Tribunal (FST) and the Deposit Insurance Corporation of Ontario (DICO); and

➤	Announcing the appointment of an expert committee to review the regulatory framework relating to financial advisory and financial planning services.

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Section B: Strengthening the Financial Services Sector

Progress since the 2015 Budget

Modernizing Financial Services Regulation

An efficient and effective regulatory framework will protect consumers and investors, while improving the competitiveness of Ontario’s financial services sector. Since the release of the 2015 Budget, the government has made significant progress.

Establishing the Capital Markets Regulatory Authority

The participating jurisdictions have:

➤	In July, named William A. Black, former Maritime Life president and CEO, as chair of the Capital Markets Regulatory Authority’s board of directors.

➤	In August, published the revised consultation draft provincial/territorial capital markets legislation and draft initial regulations for comment. These items are intended to modernize and harmonize the capital markets law frameworks in the participating provinces and territory.

Supporting More Women in Executive Leadership

➤	Following the implementation of “comply or explain” disclosure requirements relating to gender diversity, 15 per cent of companies listed on the Toronto Stock Exchange (TSX) have added more women to their boards this year. To continue this momentum, the government is establishing a steering committee that will be co-chaired by Tracy MacCharles, Minister Responsible for Women’s Issues, and Charles Sousa, Minister of Finance. The committee will work to improve the representation of women on boards and in senior executive positions.

Reviewing the Credit Unions and Caisses Populaires Act, 1994

➤	The government completed its review of the Credit Unions and Caisses Populaires Act, 1994. Following an extensive consultation process, Parliamentary Assistant Laura Albanese finalized her recommendations and delivered her report to the Minister of Finance in November. The Minister is currently reviewing the recommendations and will release the report in the near future.

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Chapter I: Building Ontario Up – Progress for Prosperity

Reviewing the Mandates of FSCO, FST and DICO

➤	In March, the expert advisory panel released a consultation paper inviting input on changes to the agencies’ mandates, operations and governance structures. In July, seven sector roundtable sessions were held, seeking additional input. In November, the panel released a preliminary position paper to facilitate further consultation. The panel will deliver its final recommendations to the government in early 2016.

Strengthening Consumer and Investor Protection

Ontario is pursuing a pro-consumer agenda that includes a number of initiatives to protect and educate consumers in the financial services sector.

In April, the government announced the members of the expert committee reviewing the regulatory framework relating to financial advisory and financial planning services. In September, the committee concluded its initial consultations, and it will issue an interim report with preliminary recommendations in the near term.

The Province is also moving forward on a number of initiatives to help improve Ontarians’ financial literacy, including the Ontario Securities Commission’s newly integrated Investor Office. Its consumer-oriented materials and website are helping Ontarians make more informed investment decisions with greater confidence. Ontario has embedded financial literacy learning in the curriculum, from Grades 4 to 12. The Ministry of Finance continues to explore other opportunities for Ontarians to access the tools and resources they need to increase their overall financial literacy.

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Section B: Strengthening the Financial Services Sector

Protecting Consumers in Ontario’s Auto Insurance System

The government is committed to continuing to improve Ontario’s auto insurance system. As part of this commitment, in October, the Province appointed David Marshall as an adviser on auto insurance and pensions. Beginning on February 1, 2016, Mr. Marshall will apply expertise he developed as president and CEO of the Workplace Safety and Insurance Board to identify additional opportunities for reforms that will lead to better health outcomes, lower costs and more affordable auto insurance.

The 2015 Budget announced significant reforms to Ontario’s auto insurance system, including a number of consumer protection measures that will ensure Ontario’s 9.5 million drivers pay a fair price for auto insurance coverage. The reforms included a requirement that insurers offer a discount for the use of winter tires and a prohibition against rate increases for minor at-fault accidents. The government also lowered the interest rate for monthly payment plans, so that for standard 12-month policies renewed after June 1, 2016, the maximum interest rate an insurer may charge on monthly payments will be 1.3 per cent, compared to a maximum of three per cent prior to the reforms.

The reforms also introduced new coverage options for Ontario consumers. As a result of adopting these reforms, the government expects auto insurance rates to continue to decline, and Ontarians will remain protected by the most generous auto insurance system in Canada among comparable jurisdictions.

The province has a very competitive market for auto insurance, and consumers are encouraged to shop around to better understand their options and find the best possible rates and coverage to meet their needs.

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Chapter I: Building Ontario Up – Progress for Prosperity

Promoting Toronto as a Global Financial Services Hub

Work through public–private partnerships, such as the Toronto Financial Services Alliance (TFSA), successfully supports the growth of Toronto’s financial services sector. Recent achievements include:

➤	Minister of Finance Charles Sousa travelling to China and Japan in September to meet with leaders of the financial services, banking and manufacturing sectors to promote Ontario as a sound investment destination.

➤	Working with the City of Toronto and private-sector partners to establish organizations such as TFSA’s Centre of Excellence in Financial Services Education — a research and outreach organization focused on strengthening Toronto’s talent pipeline to attract new talent and promote the region’s educational and professional strengths.

➤	Working with the federal government, TFSA and the financial services sector to create the Global Risk Institute in Financial Services. It provides a unique opportunity to capitalize on Ontario’s financial sector’s global reputation for safety and soundness by promoting best practices and education in financial risk management and leading-edge applied research.

➤	Toronto recently moving up to eighth place in Z/Yen Group’s Global Financial Centres Index, and is now ranked second in North America, behind only New York.[1]

[1]	Mark Yeandle, “Global Financial Centres Index 18,” Z/Yen Group, (September 2015).

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Section C: Building Tomorrow’s Infrastructure and Asset Optimization

Section C:	Building Tomorrow’s Infrastructure and Asset Optimization

Building and revitalizing public infrastructure are essential to strengthening Ontario’s economic growth. Ontario has committed to the largest investment in public infrastructure in the province’s history — more than $134 billion over 10 years in priority projects such as roads, bridges, public transit, hospitals and schools. The government continues to unlock the value of its assets, including through broadening the ownership of Hydro One, to support infrastructure investments under Moving Ontario Forward.

Since April, Ontario has announced support for more than 200 infrastructure projects in communities across the province that will improve the lives of Ontarians where they live, work and play. The Province, working with its partners, helped to deliver the 2015 Pan/Parapan American Games within projected budgets.

Ontario is also implementing a new beer framework to increase financial returns and create a fair and more consumer-friendly distribution and retailing system, and expects to receive recommendations from the Premier’s Advisory Council on Government Assets on the wine and spirits sectors by the end of the year.

Modern public infrastructure — including roads, bridges, public transit, high-speed rail, hospitals, schools and water systems — is a smart investment that yields a high rate of return and contributes to a strong economy and prosperous society. A recent report by the Broadbent Institute and the Centre for Spatial Economics found that, on average, investing a dollar in public infrastructure in Canada raises gross domestic product (GDP) by $1.43 in the short term and up to $3.83 in the long term.1

By investing in public infrastructure, the Province is helping to create jobs, reduce congestion, increase productivity and support public services.

The federal government has now committed to making significant infrastructure investments. This is an opportunity to create a strong Canadian infrastructure partnership (see Chapter IV: Together towards a Stronger Ontario and a Stronger Canada).

[1]	The Broadbent Institute and the Centre for Spatial Economics, “The Economic Benefits of Public Infrastructure Spending in Canada,” (2015).

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Chapter I: Building Ontario Up — Progress for Prosperity

Ontario is a leader with respect to Alternative Financing and Procurement (AFP) projects, delivered by Infrastructure Ontario. Other jurisdictions often seek out information on the Province’s best practices for AFP. Almost all completed AFP projects — 44 of 45 — have been delivered on budget.

As stated in the 2014 Budget and 2015 Budget, the Province is moving forward on a plan to unlock the value of certain provincial assets, including Hydro One, the Liquor Control Board of Ontario (LCBO) head office lands, Ontario Power Generation’s (OPG) head office building, and the Seaton and Lakeview lands.

The government is also modernizing the Province’s beverage alcohol system. This includes implementing a new beer framework that introduces beer sales in grocery stores and enhances small brewer supports, all while maintaining Ontario’s high standards of social responsibility and retaining the efficiencies of the existing beer distribution and retailing system.

Building Tomorrow’s Infrastructure

2015 Budget: Building Ontario Up

As outlined in the 2015 Budget, the Province is making the largest investment in public infrastructure in Ontario’s history, which will support over 110,000 jobs on average each year. This includes a commitment to make $31.5 billion over 10 years in dedicated funds available for Moving Ontario Forward, to invest in transit, transportation and other priority infrastructure projects, with about $16 billion allocated for inside the Greater Toronto and Hamilton Area (GTHA) and about $15 billion allocated for outside the GTHA.

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Section C: Building Tomorrow’s Infrastructure and Asset Optimization

The following charts outline the Moving Ontario Forward commitments in the 2015 Budget:

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Chapter I: Building Ontario Up — Progress for Prosperity

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Section C: Building Tomorrow’s Infrastructure and Asset Optimization

The 2015 Budget increased the 10-year asset optimization target for dedicated funds for Moving Ontario Forward by $2.6 billion to $5.7 billion. By unlocking the value from assets, the government is able to help fund priority infrastructure projects without corresponding increases in borrowing and taxes, or reductions to public services.

These funds will help the government realize its vision for priority projects such as Regional Express Rail (RER), which will provide faster, more frequent GO rail service, with electrification on core segments of the GO rail network. Over 10 years, weekly GO train trips across the network will grow from approximately 1,500 trips to nearly 6,000.

Ontario is also helping communities grow by investing in hospitals, schools and other local infrastructure projects. Over 10 years, the Province plans to provide more than $11 billion in capital grants to school boards and over $11 billion in capital grants to hospitals.

Progress since the 2015 Budget

Since April, Ontario has announced support for more than 200 infrastructure projects in communities across the province. These projects will create jobs, keep people and goods moving, connect communities, and improve the lives of Ontarians where they live, work and play. These investments are part of the government’s plan to invest more than $134 billion over 10 years.

Priority Infrastructure Projects across the Province

Moving Ontario Forward

The 2015 Budget announced a new Connecting Links program, a $15 million annual local infrastructure program that will help municipalities pay the construction and repair costs for connecting links — municipal roads that connect two ends of a provincial highway through a community or to a border crossing. The application process began in November for the 77 municipalities that oversee 352 kilometres of connecting links, including 70 bridges.

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Chapter I: Building Ontario Up — Progress for Prosperity

In July, the Province invited small, rural and northern municipalities to apply for infrastructure funding to build and repair critical infrastructure, like roads and bridges, under the Ontario Community Infrastructure Fund. Eligible municipalities will have access to $100 million per year to revitalize core infrastructure and support asset management planning.

Additionally, several projects have been announced through the Small Communities Fund, as part of joint federal and provincial funding to help build and repair critical infrastructure in small municipalities. These investments include:

➤	Installing new sanitary and storm sewers, as well as an upgraded water main, in Smiths Falls;

➤	Upgrading and expanding the current water treatment plant in Big Grassy First Nation;

➤	Reconstructing Colonization Road East in Fort Frances;

➤	Replacing existing sewer lines to limit ground water infiltration and reduce wastewater treatment costs in Espanola; and

➤	Expanding and renovating the Sioux Lookout Airport terminal building, to help ensure carriers, air ambulance operators and charters operate efficiently.

In October, the government appointed the Honourable David Collenette, former federal transport minister, as a special adviser to assist in bringing high-speed rail to the Toronto, Kitchener–Waterloo, London and Windsor corridor.

The Province is also moving forward with investments in transportation networks. For example, the realignment of 3.2 kilometres of Trans-Canada Highway 66 at Virginiatown is underway.

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Section C: Building Tomorrow’s Infrastructure and Asset Optimization

Roads, Highways and Municipal Transit Projects

The Province continues to improve roads, highways and bridges, and support municipal transit projects across Ontario, including:

➤	In southwestern Ontario, work is underway to widen Highway 7 in Kitchener from Fischer Hallman Road to Courtland Avenue. Further, ION, the Region of Waterloo’s 36-kilometre rapid transit project, will link Kitchener, Waterloo and Cambridge, and connect commuters to GO train service between the Region of Waterloo and the Greater Toronto Area. Construction is underway and is expected to be completed by 2017. The Province is investing up to $300 million towards the ION project.

➤	In south central Ontario, repaving and other rehabilitation work is underway on Highway 7, between Guelph and Rockwood, including improvements to the intersection of Highway 7 and County of Wellington Road 44, west of Rockwood.

➤	In northern Ontario, progress continues on the expansion of Highway 69 between Sudbury and Parry Sound. In 2015, an additional nine kilometres of four-lane highway between Highway 64 and the Murdock River entered service, and 11 more kilometres are now under construction. Work also began to realign 2.7 kilometres of Canadian National Railway tracks and construct three new bridges at Highway 522, north of Henvey Inlet.

➤	In eastern Ontario, the four-laning of Highway 17 on the Arnprior bypass from Campbell Drive to Scheel Drive is underway. Additionally, major sections of the Confederation Line, Ottawa’s 12.5-kilometre light rail transit (LRT) project, are expected to be ready by the summer of 2017. Studies suggest that in the first year of service, the new line could generate 4.6 million new trips and reduce the time it takes to cross downtown Ottawa by 10 to 15 minutes, on average. The project is supported by a provincial funding commitment of up to $600 million.

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Chapter I: Building Ontario Up — Progress for Prosperity

Other Key Infrastructure Projects

The Province continues to support other key infrastructure projects, including:

➤	Extending modern fibre-optic service to more than 2,000 homes and businesses within Fort William First Nation and the Municipalities of Shuniah, Oliver Paipoonge and Neebing.

➤	Investing $25 million over three years to improve routes for cyclists across the province, as part of Ontario’s 20-year #CycleON strategy, including $15 million for routes that provide key connections and linkages on provincial highways. In July, the Province launched the Ontario Municipal Cycling Infrastructure Program, making available $10 million in dedicated funds.

➤	Continuing the deployment of PRESTO cards, which enable transit riders to pay their fares across 10 transit agencies in the GTHA, and in Ottawa. There are over 1.7 million activated PRESTO cards now in use.

Priority Transit Projects inside the GTHA

Moving Ontario Forward

Dedicated funding through Moving Ontario Forward is helping to get people within the GTHA to the places they need to go, effectively and efficiently.

Recent progress on Moving Ontario Forward includes:

➤	Planning and design work that has commenced for the GO RER rail corridors. To prepare for RER, GO Transit is in the process of providing additional weekday rail trips. A system-wide environmental assessment for electrification will be completed by late 2017. The double-track construction on the Stouffville and Barrie corridors has begun.

➤	A funding announcement of up to $1 billion for the Hamilton LRT project. The Province will cover the capital costs of building the LRT, contributing to the extensive revitalization underway in Hamilton.

➤	The beginning of planning work on the future LRT line in Peel Region, running along the Hurontario corridor.

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Section C: Building Tomorrow’s Infrastructure and Asset Optimization

Other Transit Projects

There are other major transit projects that are underway and planned.

The Eglinton Crosstown LRT, with a provincial investment of $5.3 billion in capital costs, will run along Eglinton Avenue between Mount Dennis (Weston Road) and Kennedy Station, and include up to 25 stations and stops. Construction work began in 2011 and the line is expected to be in service by September 2021. It will provide service that is up to 60 per cent faster than bus service today.

Union Pearson Express (UP Express), which connects Toronto Pearson International Airport to Toronto’s downtown core, successfully launched in June, in time to serve visitors to the 2015 Pan/Parapan American Games. With service now in place, UP Express connects Canada’s busiest airport with the nation’s commercial and financial centre.

The Finch West LRT, a planned 11-kilometre, 18-stop line through northwest Toronto, is now in procurement and preliminary design and engineering work is underway. This represents a $1.2 billion capital investment by the Province. Construction is expected to begin in late 2016 and be completed by 2021.

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Chapter I: Building Ontario Up — Progress for Prosperity

Supporting Community Infrastructure

Lasting Legacy of the 2015 Pan/Parapan American Games

The 2015 Pan/Parapan American Games were the largest multi-sport event held in Canada’s history. Approximately 10,000 athletes, coaches and delegates from the Caribbean and South, Central and North America attended the Games. Athletes competed in 51 sports at more than 40 competition and training venues, spread across several municipalities.

The Games showcased Ontario to an international audience, attracting tourists, jobs and new business investment. The Province helped deliver critical projects in time for the Games, including the Athletes’ Village, Hamilton Pan Am Soccer Stadium (Tim Hortons Field), Markham Pan Am Centre, Pan Am/Parapan Am Athletics Stadium at York University, Toronto Pan Am Sports Centre at University of Toronto Scarborough, and Mattamy National Cycling Centre. Beyond 2015, the Games will provide housing, transportation, sports, education, accessibility and recreation legacies for decades to come.

Work has begun to transform the Athletes’ Village into the Canary District. It will include the first student residence for George Brown College, a YMCA facility and a range of housing options, such as accessible and affordable units. This environmentally sustainable community will transform a former brownfield site into a vibrant and diverse new Toronto waterfront neighbourhood that people will move into beginning in the spring of 2016.

Through strong financial management and oversight, the Province, TO2015 and Infrastructure Ontario helped deliver competition and training venues, as well as the Athletes’ Village, within projected budgets.

Health and Education Infrastructure

Across Ontario, nearly 40 major hospital projects are under construction or in various stages of planning, and Humber River Hospital, North America’s first fully digital hospital, opened in October.

Ontario is continuing to invest in schools to help provide safe and healthy learning environments that support student achievement and well-being. As of the fall of 2015, approximately 170 major capital school projects are either being planned or underway across Ontario, including new elementary and secondary schools, renovations and additions.

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Section C: Building Tomorrow’s Infrastructure and Asset Optimization

Asset Optimization

In April, the Premier’s Advisory Council on Government Assets shared its recommendations with the Province on ways to unlock the value of provincial assets to create lasting public benefits. This includes modernizing Ontario’s beverage alcohol system.

2015 Budget: Building Ontario Up

As part of its optimization strategy, the government is broadening the ownership of Hydro One, and is committed to dedicating the net revenue gains to the Trillium Trust. As a result of the progress related to the November Hydro One initial public offering (IPO), it is anticipated that $2.7 billion in dedicated funds will be made available — $1.1 billion over the 2015 Budget asset optimization target for 2015–16. This is part of the government’s plan to generate $5.7 billion from asset optimization and will contribute to $31.5 billion over 10 years in dedicated funds for Moving Ontario Forward.

The government also outlined in the 2015 Budget a way forward for beer distribution and retailing in Ontario to increase financial returns and create a fair and more consumer-friendly retail system. The plan includes authorizing the sale of beer in grocery stores, enhancing retail and distribution supports for small and craft brewers, and negotiating a series of new agreements with the Beer Store to provide fair access to beer manufacturers and improve the consumer experience.

Progress since the 2015 Budget

Broadening the Ownership of Hydro One

The first phase of broadening Hydro One’s ownership is now complete. Strong retail and institutional demand for Hydro One shares was reflected in an IPO price of $20.50, generating $1.83 billion in gross proceeds. The government will proceed with its future offerings in a staged and prudent manner, over time reducing its stake to 40 per cent and remaining the largest shareholder.

The government is on track to generate $4 billion in net revenue gains to be invested in transit and infrastructure, and $5 billion to reduce debt.

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Chapter I: Building Ontario Up — Progress for Prosperity

The Province is also receiving $1 billion in special payments from Hydro One, including $800 million in a special dividend paid prior to the IPO, and $200 million in additional payments in lieu of taxes to the Ontario Electricity Financial Corporation (OEFC).

Maintaining Significant Government Ownership

Legislation has passed that restricts the Province from selling down to less than 40 per cent of the voting securities in Hydro One and ensures that the rest of Hydro One shares would be widely held, with no other shareholder or group of shareholders acting jointly allowed to hold more than 10 per cent of the voting shares. The government has also established that, by law, Hydro One’s grid control centre and head office will be maintained in Ontario, and Hydro One will be prohibited from selling all or substantially all of either the transmission or distribution businesses or assets regulated by the Ontario Energy Board (OEB).

Hydro One Oversight

The Province has ensured Hydro One oversight measures are in place. Hydro One continues to be subject to requirements of the Business Corporations Act (Ontario) and the Securities Act (Ontario). To further ensure the protection of ratepayers, the government required Hydro One to create a dedicated ombudsperson, similar to those found at other publicly traded companies. The ombudsperson is able to receive and investigate customer complaints.

Regulating Electricity Rates

Rate-setting will continue to be the responsibility of the independent regulator, the OEB — not Hydro One. The government has also introduced legislation that would, if passed, strengthen the regulatory powers of the OEB to further enhance its ability to protect electricity ratepayers with respect to cost, consumer protection and service reliability.

Ensuring Good Governance

The government has also put in place a governance agreement and registration rights agreement with Hydro One to clarify the Province’s role as investor, including the process through which the Province nominates 40 per cent of the board of directors and the Province’s rights related to future share sales by the Province or Hydro One.

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Section C: Building Tomorrow’s Infrastructure and Asset Optimization

Increased Revenue Generation

Broadening the ownership of Hydro One is expected to result in a more efficiently run and better performing company. Under new management, a group of diverse and accomplished leaders, there will be a renewed focus on customer service excellence, finding efficiencies and improved reliability. The Province expects to receive financial benefits from a strong and growing company.

The $4 billion in net gains that the Province expects to generate from the broadening of ownership will be reinvested in public infrastructure, improving the lives of Ontarians where they live, work and play. In turn, this will generate economic growth and additional revenue for the government, allowing long-term, sustainable funding and creating jobs. Modern public infrastructure is a smart investment that yields a high rate of return and contributes to a strong economy and prosperous society. A recent report by the Broadbent Institute and the Centre for Spatial Economics found that, on average, investing a dollar in public infrastructure in Canada raises GDP by $1.43 in the short term and up to $3.83 in the long term.2

The 2015 Budget also announced a new beer charge that will be phased in over four years. The charge came into effect on November 1, 2015, and is equivalent to 25 cents per 24-pack. At maturity, the charge will increase annual government revenue from beer sales by $100 million. To minimize the impact on consumers, the industry’s largest brewers have agreed to cap price increases to inflation for some of their most popular beer products until May 2017. This will help keep the price of beer in Ontario below the Canadian average.

Encouraging the Consolidation of Local Distribution Companies

The 2015 Budget proposed regulations to help encourage the consolidation of local distribution companies (LDCs) in Ontario. Mergers among these entities would generate greater efficiencies and economies of scale, creating more cost-effective organizations from which ratepayers will benefit. The regulations proposed time-limited tax relief and, after being posted for public comment, are now under review. Any merger or acquisition is subject to OEB review for approval.

[2]	Ibid.

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Chapter I: Building Ontario Up — Progress for Prosperity

Paying Down Ontario Electricity Financial Corporation Debt

The Province has committed to using the cash amount of the proceeds up to the book value of the Hydro One shares sold to pay down the Province’s electricity sector debt and other payables, helping to reduce the debt of the OEFC.

These cash amounts are contributing to the government’s targeted $5 billion debt paydown. See Chapter III, Section D: Borrowing and Debt Management for more details on the debt paydown.

Trillium Trust

The 2014 Budget introduced the Trillium Trust Act, 2014, which established the Trillium Trust to provide for the dedication of net proceeds from the sale of qualifying assets to support the Province’s key infrastructure priorities, such as roads, bridges and public transit.

The Province is proposing amendments to the Trillium Trust Act, 2014, that would, if passed, ensure that net revenue gains from the sale of designated assets would be credited to the Trillium Trust. The amendments include designating the Province’s shares in Hydro One and Hydro One Brampton, as well as the LCBO head office lands, the OPG head office building, and the Lakeview lands, as qualifying assets under the Act. Hydro One’s prospectus also indicated that due to the revaluation of its fixed assets as a result of the IPO, it will recognize a deferred tax benefit. This deferred tax benefit would provide a net fiscal benefit to the Province on consolidation of the results of Hydro One into the Public Accounts. The proposed amendments to the Trillium Trust Act, 2014, would also enable the Province to dedicate such fiscal benefits to the Trillium Trust.

These amendments, if passed, will ensure that all fiscal benefits related to the Hydro One IPO from the gain on the sale of shares and the deferred tax benefit would be directed to the Trillium Trust. This is in addition to the $1.35 billion that has already been credited to the Trillium Trust from the sale of the Province’s shares in General Motors in previous years.

As these transactions will unfold over the coming months, additional financial details will be reported in 2016.

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Section C: Building Tomorrow’s Infrastructure and Asset Optimization

Optimizing the Value of Ontario’s Real Estate Assets

The government continues to move forward with the process to sell the LCBO’s head office lands. Proponents were invited to submit development plans and a purchase price in the second stage of the Request for Proposal (RFP) process earlier this year. The second stage of the RFP closed in September 2015, and the Province is currently in negotiations with the potential purchaser, with the transaction expected to close by this spring. This sale will ensure that Ontarians realize greater value from this public asset.

The Province also continues to move forward on the sale process for OPG’s head office building.

Other real estate assets continue to be reviewed under a longer-term revitalization plan, including the former Lakeview generating station property in southeastern Mississauga and the Seaton lands in Pickering. The government is currently examining and evaluating options to maximize value from these real estate assets.

Increased Access for Ontario Brewers

Building on the framework of key principles announced in the 2015 Budget, the Province and the Premier’s Advisory Council on Government Assets have negotiated a new beer framework with the Beer Store and its owners. The new beer framework maintains the Beer Store’s low-cost, efficient distribution network, which supports lower beer prices for consumers, while also improving fairness for all Ontario brewers. For example, the agreements:

➤	Return the Beer Store to its cooperative roots by allowing Ontario brewers to become shareholders;

➤	Set minimum shelf space and marketing requirements for small brewers in the Beer Store network;

➤	Implement a new rate sheet to deliver savings for all brewers other than current brewer–owners in the Beer Store network; and

➤	Allow small brewers to pool deliveries and improve efficiencies.

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Chapter I: Building Ontario Up — Progress for Prosperity

The new beer framework also maintains the government’s commitment to divert materials from landfill through the Ontario Deposit Return Program (ODRP). The new beer framework extends the ODRP contract, on certain revised terms. The government negotiated a reduced fee payable to the Beer Store for running the program that will save the Province more than $1 million per year, and the fee will no longer be indexed annually to inflation.

More Convenience and Choice for Consumers

In the biggest change to beverage alcohol retailing in 90 years, the government is introducing beer sales in Ontario grocery stores. With the regulatory framework now in place, the LCBO has initiated a competitive bidding process for the first grocery store authorizations, with the first 60 grocery stores expected to be authorized to sell beer in December 2015. Up to 150 grocery stores will be authorized by May 2017. In response to consumer demand, up to 450 grocery stores in Ontario could eventually be approved to sell beer.

Ontario has also made significant progress in modernizing beer retailing since the 2015 Budget, including a pilot program to sell 12-packs at 10 LCBO stores, free listings for Ontario brewers at the Beer Store, new on-site sales outlets for small brewers, and new Craft Beer Zones planned for 25 LCBO locations across the province.

Stronger Commitment to Social Responsibility

While offering consumers more convenience and choice, the government continues to carefully regulate the sale of alcohol. The Province has mandated in law requirements for the socially responsible sale of beer in grocery stores, including:

➤	Designated sales areas and restricted hours of sale;

➤	Upper limits on package sizes and alcohol content;

➤	Rigorous training for grocery store staff;

➤	Uniform and minimum pricing; and

➤	Restrictions on promotional activities.

The Alcohol and Gaming Commission of Ontario will be responsible for the authorization and ongoing regulatory oversight of grocery store operators selling beer.

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Section C: Building Tomorrow’s Infrastructure and Asset Optimization

Going Forward

The government is developing, and will consult broadly on, a comprehensive alcohol policy framework to support the safe and responsible consumption of alcohol. The four main pillars of the framework include outreach and prevention, social responsibility, harm reduction, and treatment.

The Premier’s Advisory Council on Government Assets has been consulting with stakeholders concerning the wine and spirits sectors, and working with the LCBO on pricing and mark-up strategies. The council hopes to provide the government with its recommendations by the end of this year.

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Chapter I: Building Ontario Up — Progress for Prosperity

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Section D: Investing in Tomorrow’s Workforce

Section D:    Investing in Tomorrow’s Workforce

The government is investing in people to help them gain the education and skills they require to flourish in the province’s evolving economy. This strategy also serves businesses that need skilled workers to grow and succeed. Since the 2015 Budget, the Province has allocated more than $80 million in funding for 2,901 new licensed child care spaces as part of the government’s commitment to invest $120 million over three years to create more child care spaces. Also, it announced plans to establish a new campus for York University in partnership with Seneca College, and launched the Lazaridis Institute for the Management of Technology Enterprises at Wilfrid Laurier University.

Ontario’s greatest strengths are its people’s talents and skills, which give the province a strong foundation to prosper in the knowledge-based economy.

Ontario’s publicly funded primary and secondary education system is recognized as one of the best in the world. Through the implementation of Achieving Excellence: A Renewed Vision for Education in Ontario, the Province continues to progress towards an increasingly innovative, creative and entrepreneurial system.

The government’s investments have produced significant gains, including a higher postsecondary attainment rate than all countries in the Organisation for Economic Co-operation and Development. Ontario is also pursuing a policy of differentiation to ensure that each postsecondary institution concentrates on its demonstrated strengths and specializations to offer students the best possible learning experience, and continues to review the university funding formula to better focus on outcomes and data.

In addition, the Province is investing in employment and skills development opportunities and building a modern and cohesive employment and training services network, to help workers adapt to a technologically advanced and rapidly changing economy.

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Chapter I: Building Ontario Up – Progress for Prosperity

2015 Budget: Building Ontario Up

Preschool, Primary and Secondary Education

The 2015 Budget outlined the Province’s continued commitment to implement its renewed vision for education by focusing on four key goals: achieving excellence, ensuring equity, promoting well-being, and enhancing confidence in the publicly funded education system. The plan includes a focus on 21st century teaching and learning skills, and improving math achievement.

Part of this commitment includes modernizing and building a child care and early years system by:

➤	Increasing access to licensed child care by investing $120 million over three years to create 4,000 more licensed child care spaces in schools; and

➤	Modernizing the legislative and regulatory framework for child care by implementing the Child Care Modernization Act, 2014.

In addition, the government has built on its commitment to create opportunities for students by:

➤	Expanding the Specialist High Skills Major and Dual Credit programs; and

➤	Announcing the launch of Experience Ontario to help recent high school graduates choose their career direction and postsecondary education pathway.

Postsecondary Education

Building on previous achievements in the postsecondary education system, the government committed to:

➤	Reforming the postsecondary education system funding model, starting with the university sector, to ensure quality and sustainability;

➤	Expanding online learning opportunities and credit transfers through eCampus Ontario and the Ontario Council on Articulation and Transfer, to give students flexibility to access courses whenever and wherever works best for them; and

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Section D: Investing in Tomorrow’s Workforce

➤	Investing an additional $5 million through the Postsecondary Education Fund for Aboriginal Learners to ensure that high-quality postsecondary education and training remain accessible to Aboriginal youth through the province’s nine Aboriginal institutes.

The Province also announced plans to increase support for students and modernize the Ontario Student Assistance Program (OSAP).

Employment and Skills Development Opportunities

The 2015 Budget announced a renewal of the Ontario Youth Jobs Strategy by:

➤	Investing $250 million over two years to help up to 150,000 youth with employment and skills development opportunities; and

➤	Enriching a comprehensive suite of programs and services that are tailored to the individual needs of youth.

As part of the Canada–Ontario Job Grant, the Province introduced two employer-driven skills training pilot programs to investigate new ways of working with employers to provide flexible, short-term training: the Customized Training pilot and the UpSkill pilot. These pilots will help employers support their employees to develop the skills they need in their jobs.

The Province also announced $55 million in additional multi-year support for the apprenticeship system.

To support the success of the Ontario College of Trades, and based on the feedback of skilled tradespeople themselves, Ontario appointed former Secretary of Cabinet and Head of the Ontario Public Service Tony Dean in 2014 to provide recommendations on ways to improve key areas of the college’s activities and decision-making processes.

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Chapter I: Building Ontario Up – Progress for Prosperity

Progress since the 2015 Budget

Preschool, Primary and Secondary Education

Since the 2015 Budget, Ontario has:

➤	Allocated more than $80 million in funding for 2,901 new licensed child care spaces in communities across Ontario. This is part of the government’s commitment to invest $120 million over the next three years to create approximately 4,000 new licensed child care spaces.

➤	Commenced the implementation of the Child Care Modernization Act, 2014, which became law on August 31, 2015, further strengthening oversight of the province’s unlicensed and licensed child care sector and increasing access to licensed child care options for families.

➤	Expanded the Specialist High Skills Major and Dual Credit programs, helping an additional 2,000 and 600 students, respectively, turn their passions into career opportunities.

➤	Launched Experience Ontario, a two-year, $20 million pilot program that will help up to 600 high school students starting in year one to identify and work towards their future goals.

Postsecondary Education

Since the 2015 Budget, the Province has:

➤	Concluded consultations on university funding reform in September. The consultations will help guide development of a new funding model focused on quality outcomes, while increasing transparency and ensuring sustainability.

➤	Announced plans to establish a York University—Markham Centre campus in partnership with Seneca College for about 4,000 students, so more students can attend postsecondary education closer to home. A second call for proposals will be released in 2016 to meet the growing demand in Peel and Halton Regions.

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Section D: Investing in Tomorrow’s Workforce

➤	Launched the Lazaridis Institute for the Management of Technology Enterprises at Wilfrid Laurier University to help bolster Ontario’s emerging technology sector. The institute will teach students management skills and provide development and networking opportunities that will help innovative technology startups become globally competitive companies. The Province is investing $15 million over 10 years to support the institute.

➤	Launched eCampus Ontario (formerly known as Ontario Online), which will bring the best of technology-enabled learning to students. In its first phase, ecampusontario.ca is hosting over 13,000 online courses and work is underway to allow students to customize their online learning experience.

Postsecondary students in the 2015–16 school year are benefiting from the government’s actions to modernize OSAP, which include:

➤	Indexing the Ontario maximum student aid levels annually to inflation, starting with the 2015–16 school year;

➤	Exempting student earnings when they are studying, allowing students to keep more of their part-time earnings;

➤	Launching the Ontario Student Loan Rehabilitation Program, a new initiative to allow past borrowers who defaulted on the Ontario portion of their student loan to bring their loan back into good standing through scheduled partial payments;

➤	Indexing the debt cap to inflation, ensuring that OSAP remains sustainable in the long term (repayable debt will remain at 60 per cent of the maximum loan support available to students); and

➤	Eliminating the requirement for students to report their vehicle as an asset for OSAP assessment, allowing students to keep their vehicles.

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Chapter I: Building Ontario Up – Progress for Prosperity

Employment and Skills Development Opportunities

As part of the renewed Ontario Youth Jobs Strategy, Ontario launched Youth Job Connection in October to provide intensive support and training to young people facing multiple barriers to employment. The Province is investing more than $160 million over two years in Youth Job Connection to help over 27,000 young people.

This year, Mr. Dean submitted his report on the Ontario College of Trades to the government. The Province has reviewed the report and will move forward with its recommendations.

Going Forward

Ontario is continuing to strengthen its education and training system by partnering with businesses, primary, secondary and postsecondary institutions, and labour. Some examples include:

➤	Youth Job Link will be available, starting in the spring of 2016, to all youth, including students, to help them access job search resources and information to assist them in transitioning to the labour market, including summer employment opportunities.

➤	This fall, Ontario is launching the new Ontario Centre for Workforce Innovation, which will ensure the delivery of employment and training services is informed by evidence of what works, for whom and in what context.

➤	Pilot Local Employment Planning Councils will be established in December 2015 in eight communities across Ontario: Durham, Peel-Halton, Windsor, London-Middlesex-Oxford, Ottawa, Peterborough, Timmins and Thunder Bay. These councils will help address gaps in local labour market information, facilitate more informed career decision-making, and build local workforce planning capacity at the community level among employers, service providers and community groups.

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Section E: Towards a Fair Society

Section E:    Towards a Fair Society

All Ontarians should have opportunities to realize their full potential and lead healthy and prosperous lives. This means improving the supports necessary to address the changing labour market’s impact on people and ensuring that people with disabilities and other groups can fully participate in the labour market. The government has increased social assistance rates, raised the minimum wage, and made progress on the Action Plan to Stop Sexual Violence and Harassment. The Province is also continuing to transform its universal public health care system to help ensure all Ontarians get the quality services they need.

The government is building a fair society by promoting conditions that support people in a changing labour market and help those in poverty.

Ontario’s efforts towards a fair society also include important work in the areas of income support, social assistance and community supports. The Province is committed to improving the supports necessary to address the changing labour market’s impact on people and ensuring that people with disabilities and other groups can fully participate in the labour market.

The Province is also continuing to transform Ontario’s universal public health care system, to ensure all Ontarians have faster access to the right care, now and in the future.

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Chapter I: Building Ontario Up – Progress for Prosperity

2015 Budget: Building Ontario Up

In the 2015 Budget, the government reaffirmed its commitment to helping all Ontarians realize their full potential through the following initiatives.

Labour and Employment

➤	Identify potential labour and employment law reforms that will help strengthen Ontario as a place to work and invest. Ontario’s Changing Workplaces Review focuses on better protecting workers, while supporting business in the changing economy.

➤	Enable Ontarians to access the supports they need to succeed in today’s job market.

Income Support

➤	Raise the minimum wage by the rate of Ontario’s Consumer Price Index to provide fairness to low-income workers and predictability for business.

➤	Increase the incomes of low- to moderate-income families to help with the cost of raising children, reduce child poverty and provide a more stable family income base for parents who may experience uncertain earnings by indexing the Ontario Child Benefit (OCB).

Social Assistance and Community Supports

➤	Increase rates for Ontario Works and the Ontario Disability Support Program (ODSP), based on recommendations from the Commission for the Review of Social Assistance in Ontario.

➤	Allocate $50 million over six years to the Local Poverty Reduction Fund. The fund will be used to combat poverty in new, innovative, evidence-based ways — specifically at the local level.

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Section E: Towards a Fair Society

➤	Engage with the Expert Advisory Panel on Homelessness on its recommendations, and update the Long-Term Affordable Housing Strategy to improve the effectiveness of programs and services related to housing and homelessness.

➤	Combat sexual violence and harassment and improve support for survivors through Ontario’s It’s Never Okay: An Action Plan to Stop Sexual Violence and Harassment.

➤	Ensure low-income families and vulnerable groups have the legal supports they need by expanding the income eligibility threshold for legal aid.

➤ Take steps to bring services together and use public spaces to better meet the growing and diverse needs of local residents through Community Hubs.

Community Hubs provide Ontarians with a central access point for a range of health and social services, along with cultural, recreational and green spaces. A Community Hub can be any publicly owned building, like a school or a community health centre.

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Chapter I: Building Ontario Up – Progress for Prosperity

Progress since the 2015 Budget

Labour and Employment

To provide greater security for those navigating a changing labour market, the government concluded public consultations on Ontario’s Changing Workplaces Review in September. Recommendations are expected in the summer of 2016.

Income Support

To improve the incomes of low- to moderate-income families, the government:

➤	Raised the minimum wage to $11.25 from $11.00 in October.

➤	Increased the maximum annual OCB per child to $1,336 from $1,310 in July, enhancing the incomes of more than half a million families.

➤	Enabled the implementation of the Ontario Electricity Support Program for low-income households. Beginning on January 1, 2016, this targeted assistance will be available to those who need it most, helping to ensure that low-income Ontarians have access to more affordable electricity.

Social Assistance and Community Supports

To improve assistance and support, the government:

➤	Implemented social assistance increases, including a $25 per month, or $300 annual, increase for singles without children receiving Ontario Works; a one per cent increase for adults receiving Ontario Works; and a one per cent increase for people with disabilities who rely on ODSP.

➤	Selected 41 projects from across Ontario for the Local Poverty Reduction Fund to gather evidence to support best practices in combating poverty among the target groups identified in the Poverty Reduction Strategy.

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Section E: Towards a Fair Society

Projects Financed through the Local Poverty Reduction Fund

• The Catholic Family Services of Peel–Dufferin will evaluate and strengthen its culinary training for youth program. The program provides at-risk youth who have an interest in the food service industry with practical skills and work experience to secure employment. It also connects them to other services, such as counselling and housing, to support their long-term goals.

• The Ontario Federation of Indigenous Friendship Centres will evaluate and strengthen its community hub model. The program provides culturally appropriate services, including those with a focus on children and youth, healing and wellness, and education and training. The organization will evaluate seven of its sites and the impact on urban Aboriginal clients at the local level, while continuing to foster strong partnerships with friendship centres in communities across the province.

➤	Committed to moving forward on the Expert Advisory Panel on Homelessness’ recommendations. The government is committing to ending chronic homelessness in 10 years and is providing up to $10 million over two years in targeted funding from the Local Poverty Reduction Fund to help address homelessness.

➤	Introduced legislation related to It’s Never Okay: An Action Plan to Stop Sexual Violence and Harassment, to build a province where everyone is free from the threat of sexual violence and harassment.

➤	Expanded eligibility for legal aid. Between June and August, Legal Aid Ontario issued certificates to 71 per cent more people experiencing domestic violence as part of their family law case, and to 62 per cent more people in other family law cases compared to the previous year.

➤	Accepted all the recommendations contained in the Community Hubs Strategic Framework and Action Plan. The Action Plan laid out eight overarching recommendations, including removing barriers and creating incentives, and ensuring financial sustainability.

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Chapter I: Building Ontario Up – Progress for Prosperity

Going Forward

The 2015 Poverty Reduction Strategy Annual Report, which provides an update on the strategy’s progress, will be delivered by March 31, 2016.

The government is in the process of updating the Long-Term Affordable Housing Strategy (LTAHS). Ontario completed stakeholder consultations in July and is planning to release the updated LTAHS in the coming months.

In October, the government announced that its Gender Wage Gap Steering Committee will host consultations across the province to inform the development of a strategy that will help close the wage gap between men and women.

Ontario is also taking steps to restore full indexation for all injured workers who receive partial disability benefits. By January 1, 2018, all workers’ compensation benefits would be fully indexed (to the Consumer Price Index) on the benefit amount, with no upper limit.

In January 2016, the Accessibility for Ontarians with Disabilities Act, 2005, will come into force for employers. The Act seeks to enhance inclusion of people with disabilities in the workforce and spur innovative new accommodations in the workforce.

Promoting Accessibility in Ontario

The government partnered with Ryerson University’s Brookfield Institute for Innovation and Entrepreneurship to sponsor Hack-cessibility, a competition bringing together students, businesses, members of the accessibility community, entrepreneurs and policy-makers to brainstorm creative digital media solutions to accessibility challenges.

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Section E: Towards a Fair Society

Transforming Health Care — Patients First

To help ensure all Ontarians get the quality health care services they need and rely on, now and in the future, the government is continuing to transform Ontario’s universal public health care system. It is focused on improving access, quality and value in health care for all Ontarians.

2015 Budget: Building Ontario Up

The 2015 Budget and Ontario’s Patients First: Action Plan for Health Care outlined a strategy with a focus on:

➤	Helping Ontarians get better and faster access to the right care;

➤	Providing better coordinated care — at or as close to home as possible;

➤	Providing better information to help Ontarians make informed decisions about health and health care; and

➤	Protecting and sustaining Ontario’s health care system for the future by increasing value through better coordinated care, illness prevention and evidence-based funding.

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Chapter I: Building Ontario Up – Progress for Prosperity

Progress since the 2015 Budget

Ontario continues to make progress to improve and sustain health care services, while restraining annual growth in health care spending.

Better Access to Care, Tools and Information

To make flu protection as easy and convenient as possible, the government is now offering parents a free nasal mist flu vaccine for their children and youth aged two to 17 as an alternative to an injection. The new vaccine for young people offers broader protection against more flu viruses, including one that affects children and youth more frequently than adults. To improve quality of care for seniors, the government is funding up to 75 new nurse practitioners in long-term care homes across Ontario over three years, including 30 new positions starting in the fall of 2015.

Health Links

Since the 2015 Budget, the government has expanded the number of community Health Links across Ontario from 69 to 82. Health Links are local groups of health care providers that collaborate to coordinate health care for more than 20,000 Ontario patients with the most complex needs — in their homes and communities.

Better Coordinated Care in the Community

In October, the government increased the maximum number of nursing care hours available for patients receiving care at home or in the community, as part of a three-year, $750 million investment in home care and community services.

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Section E: Towards a Fair Society

Information for Sound Health Decisions

In May, the government passed the Making Healthier Choices Act, 2015. It helps families make healthier food choices by giving them caloric information when eating out or purchasing take-away meals. The Act also protects youth from the harmful effects of tobacco and the potential harms of electronic cigarettes.

In the fall, as part of the Healthy Kids Community Challenge, funding was provided to 45 Ontario communities so they can implement local programs as part of the Healthy Kids Strategy to help children stay healthy and reduce the risks and costs of childhood obesity.

The government also introduced the Health Information Protection Act in September that, if passed, would strengthen privacy protection for personal health information, while creating a strong foundation for the secure sharing of health records between health care providers.

Protecting and Sustaining Health Care

The government’s new $20 million Health Technology Innovation Evaluation Fund is supporting early adoption of home-grown innovative health technologies over four years.

To achieve better illness prevention, in the fall of 2015 the government will launch Immunization 2020, a five-year strategy to improve Ontario’s publicly funded immunization program.

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Chapter I: Building Ontario Up – Progress for Prosperity

Going Forward

To expand access to in vitro fertilization (IVF) for Ontarians with all forms of infertility, starting in December, the government will contribute to funding one IVF cycle per eligible patient for up to 4,000 Ontarians per year.

In 2016, a $20 million Transformation Fund will help small and rural hospitals collaborate with community care providers in integrated care networks to help improve access to higher-quality health services.

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Section F: Strengthening Retirement Security

Section F:    Strengthening Retirement Security

The government is taking a leadership role in strengthening the retirement income system. The 2014 Budget and 2015 Budget outlined a three-pronged approach to ensure a strong retirement income system, focusing on the Ontario Retirement Pension Plan (ORPP), introducing new retirement savings vehicles such as pooled registered pension plans, and strengthening workplace pension plans. Ontario is moving forward on its commitment to implement the ORPP in 2017 and has appointed an initial board of the ORPP Administration Corporation. The government will also initiate, on an expedited basis, a review of the current solvency funding rules for defined benefit pension plans, focusing on plan sustainability, affordability and benefit security. To provide private-sector sponsors with immediate assistance in the face of persistently low interest rates, the government intends to offer temporary solvency funding relief.

Study after study shows that a significant proportion of people are concerned about achieving a secure retirement. Without swift action, the retirement savings challenge will likely worsen over time.

Three critical factors are contributing to insufficient retirement income and underpin the need to enhance retirement savings: labour market changes; low personal savings and low average Canada Pension Plan (CPP) benefits; and increasing life expectancy and an aging demographic.

Labour market changes: In 2013, only 35 per cent of Ontario’s workers participated in a workplace pension plan. As well, in the modern, mobile workforce, workers are less able to participate consistently in a single workplace pension plan.

Low personal savings and low average CPP benefits: Evidence shows that many Ontarians are not making full use of voluntary savings vehicles, such as registered retirement savings plans (RRSPs). Moreover, the average annual CPP benefit in Ontario in 2014 was about $6,900. This is not enough for many Ontarians to maintain their standard of living when they retire.

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Chapter I: Building Ontario Up – Progress for Prosperity

Increasing life expectancy and an aging demographic: People are living longer and this trend is likely to continue. While this is a sign of higher living standards and better health outcomes, it also means Ontarians are facing the growing prospect of outliving their retirement savings. In addition, an aging population means there will be fewer workers to support each retiree. This will put pressure on younger workers to support health care and other public services that seniors will need.

2015 Budget: Building Ontario Up

After a lifetime of contributing to the economy, Ontarians deserve a secure retirement. That is why the Province is committed to strengthening retirement income security. As noted in the 2015 Budget, the government is fulfilling its commitment by:

➤	Creating a new mandatory provincial plan, the Ontario Retirement Pension Plan (ORPP);

➤	Moving forward with an additional vehicle for retirement savings — pooled registered pension plans (PRPPs); and

➤	Implementing initiatives to strengthen and modernize workplace pension plans.

Developing the Ontario Retirement Pension Plan

The ORPP builds on the strengths of CPP and would:

➤	Offer a predictable stream of retirement income for life;

➤	Aim to replace 15 per cent of an individual’s pre-retirement earnings up to $90,000;

➤	Require contributions to be shared equally between employers and employees, with a maximum combined rate not exceeding 3.8 per cent; and

➤	Require benefits to be earned as contributions are made, to ensure fairness and avoid intergenerational inequity.

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Section F: Strengthening Retirement Security

The ORPP would complement workplace and other voluntary retirement savings arrangements that will continue to play an important role in helping Ontarians maintain their standard of living in retirement.

The government’s goal is to ensure that, by 2020, every eligible employee in Ontario would be covered by the ORPP or a comparable workplace pension plan.

Progress since the 2015 Budget

Plan Design

Over the past several months, the government has reviewed and analyzed the feedback from consultations on plan design, governance and administration.

The government intends to confirm that the ORPP minimum earnings threshold will be aligned with the CPP’s Year’s Basic Exemption of $3,500 for eligible employees between the ages of 18 and 70. A minimum earnings threshold of $3,500 ensures that workers in multiple jobs, or part-time or temporary employment, benefit as much as possible from the ORPP. Many individuals experience low earnings at particular points in their careers (entry into the labour force or after being displaced). The government will examine and advocate for measures to improve supports for low-income workers and low-income seniors, and continue to ask the federal government to enhance the Working Income Tax Benefit.

In August, the government released details relating to comparable plans and phased implementation of the ORPP.

Ontario intends to define a “comparable plan” as a plan subject to federal and provincial regulation that meets certain minimum thresholds, such as mandatory employer contributions and locked-in funds. Comparable plans would include certain defined benefit (DB) plans, defined contribution (DC) plans, and PRPPs, once they are established in Ontario.

To be considered comparable, DB plans must be equal to or exceed the benefits being offered through the ORPP. For this reason, comparable DB plans in Ontario must meet a minimum benefit accrual rate of 0.50 per cent. An accrual rate is the rate at which retirement income in a pension is built up over time.

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Chapter I: Building Ontario Up – Progress for Prosperity

For DC plans, the contribution rate should reliably deliver the same level of retirement income replacement as the ORPP. Accordingly, a DC plan must have a minimum annual contribution rate of eight per cent and require at least 50 per cent matching of the minimum rate from employers.

The government continues to work with actuarial and pension experts to determine the threshold rate for various combinations of multi-employer pension plans (MEPPs) and PRPPs, and will align the approach with the principles applied to DB and DC plans.

In finalizing details of ORPP plan design, the government is guided by the critical objective of plan sustainability to ensure that the ORPP is actuarially sound on a long-term basis.

Implementation

Employers have highlighted the need for a streamlined and cost-effective administration. The government also recognizes that employers need time to adjust. That is why the government has proposed a staged enrolment of employers in the ORPP, along with phasing in of contribution rates.

TABLE 1.3 ORPP Phase-In and Contribution Schedule (Rates reflect combined employer/employee contributions)

Type of Employer	Jan. 1, 2017	Jan. 1, 2018	Jan. 1, 2019	Jan. 1, 2020	Jan. 1, 2021
Wave 1: large employers (500 or more employees) without registered workplace pension plans	1.6%	3.2%	3.8%	3.8%	3.8%
Wave 2: medium employers (50 to 499 employees) without registered workplace pension plans	0%	1.6%	3.2%	3.8%	3.8%
Wave 3: small employers (49 or fewer employees) without registered workplace pension plans	0%	0%	1.6%	3.2%	3.8%
Wave 4: employers with registered pension plans that either do not meet the comparability test or do not cover all classes of employees	0%	0%	0%	3.8%	3.8%

To facilitate enrolment, all Ontario employers will be provided with information in early 2016 that enables them to verify the comparability of their existing pension plans and assess the coverage offered to employees.

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Section F: Strengthening Retirement Security

As another step in the implementation of the ORPP, the government has appointed the initial board of the ORPP Administration Corporation. The board will be led by Susan Wolburgh Jenah, who will serve as the chair, with two members, Murray Gold and Richard Nesbitt. This board will oversee the startup of the corporation.

The government continues to be supported by several external experts in the development of the ORPP.

As outlined in the Ontario Retirement Pension Plan Act, 2015, the government will release a cost-benefit analysis of the ORPP by the end of 2015.

Voluntary Retirement Savings Vehicles

In May, the Pooled Registered Pension Plans Act, 2015, received Royal Assent. Regulations are currently in development.

Strengthening and Modernizing Workplace Pension Plans

In July, Ontario released a consultation paper seeking input from affected stakeholders on a proposed regulatory framework for target benefit MEPPs. The government is reviewing responses to the consultation to inform development of a framework that will replace the time-limited funding regulations in place for certain MEPPs, known as specified Ontario multi-employer pension plans (SOMEPPs).

In November, the government enacted regulations governing the process by which single-employer pension plans in the broader public sector can be merged with, or converted into, jointly sponsored pension plans in the broader public sector.

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Going Forward

Collaboration on Retirement Security

Ontario is pleased to work with a new federal partner to ensure that the ORPP is efficiently administered with the least possible burden on employers and employees. The Province and the federal government are currently exploring collaboration opportunities for the implementation of the ORPP.

Retirement income security is an important issue for all Canadians. That is why Ontario has played a leadership role in advocating for a CPP enhancement since 2010 and welcomes the renewed interest from the federal government in addressing retirement security collaboratively with the provinces and territories. Ontario will be an active participant in national discussions on this issue. The Province will support a CPP enhancement that is consistent with the ORPP’s objectives with respect to adequacy and coverage.

However, the implementation of a CPP enhancement would take considerable time and requires the agreement of governments across the country. In light of these circumstances and the pressing need to address retirement security, Ontario continues to move forward to implement the ORPP in 2017, while allowing for potential integration of the ORPP with a CPP enhancement in the future.

Solvency Funding Relief

Over the last several years, private-sector sponsors of single-employer DB pension plans have faced funding pressures associated with the low interest rate environment. While the government provided temporary solvency funding relief to these plans in 2009 and 2012, many sponsors continue to face challenging contribution requirements as a result of persistently low interest rates. Recognizing this situation, the government will initiate, on an expedited basis, a review of the current solvency funding framework with a view to developing a balanced set of reforms that would focus on plan sustainability, affordability and benefit security, and take into account the interests of pension stakeholders — including sponsors, unions, members and retirees.

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Section F: Strengthening Retirement Security

To provide sponsors with immediate assistance, the government plans to extend the temporary solvency funding relief measures, provided in 2009 and 2012, for an additional three years for valuation reports dated in the three-year period starting on December 31, 2015. Consistent with earlier approaches, in the first valuation report filed in the three-year period, the temporary measures would provide sponsors with the following options:

➤	Consolidating existing solvency payment schedules into a new, longer five-year payment schedule.

➤	Extending the solvency payment schedule to a maximum of 10 years (from the current maximum of five years) for any new solvency deficiency determined in the valuation report in which relief is taken, subject to the consent of plan beneficiaries.

New Investment Opportunities

To open up new investment opportunities and tap the capacity of the pension sector to contribute more to economic growth, the government intends to eliminate the “30 per cent rule,” which restricts Ontario pension funds from owning more than 30 per cent of the voting shares of a corporation. Currently, real estate, resource and investment corporations are exempted from the rule, and the government had been looking at providing a further exemption for investments in public infrastructure, having identified this as an opportunity in 2013.

Pension plan administrators would continue to be required to exercise a fiduciary standard of care, diligence and skill in the administration and investment of the pension fund.

The government intends to post a description of the proposed regulation for consultation in early 2016.

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Chapter I: Building Ontario Up – Progress for Prosperity

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Section G: Tackling Climate Change

Section G:    Tackling Climate Change

Good environmental policy is good economic policy. The government is committed to tackling climate change through proven initiatives to meet its environmental goals, while continuing to foster a competitive business climate and grow the economy. By acting now, Ontario continues to demonstrate global leadership. Ontario is the first Canadian jurisdiction to establish a mid-term greenhouse gas emissions reduction target for 2030. The government is proposing a down payment through a Green Investment Fund that will be targeted at reducing GHG emissions while strengthening the economy.

Climate change is one of the most urgent issues of this generation. Ontario requires strong collective action to reduce harmful greenhouse gas (GHG) emissions, which are harming the climate, threatening communities and putting future prosperity at risk.

The Province has already demonstrated leadership in response to this challenge. In 2007, Ontario established concrete targets for reducing emissions below 1990 levels by six per cent by 2014, 15 per cent by 2020 and 80 per cent by 2050. It has also taken significant steps against climate change, such as eliminating coal-fired electricity generation in 2014, which represents the single largest climate change initiative in North America, helping Ontario meet its 2014 emissions reduction target.

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The successful closure of coal-fired power plants has been Ontario’s landmark achievement in reducing GHG emissions. However, the reduction of future emissions, while preparing Ontario communities to adapt to changes that are already underway, requires continuous effort. The Province is playing an active role in international cooperation on emissions reduction and is working with stakeholders, First Nations and other Ontarians as it develops a cap-and-trade program to support environmentally and economically sustainable growth over the long term.

In addition, addressing climate change now will allow Ontario to take advantage of the enormous economic opportunities that have emerged for clean technologies. Ontario is a leader in the environmental and clean technology sectors including areas such as power generation, transportation, energy efficiency, recycling, and water and wastewater solutions. For the second consecutive year, the province is the leading jurisdiction in North America for green investment.

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Clean Technology Companies in Ontario

Ontario is home to over one-third of Canadian companies that are developing innovative clean technologies, providing power generation, transportation, energy efficiency, recycling, and water and wastewater solutions. By 2020, Canadian clean technology companies are expected to account for 100,000 direct jobs and generate 80 per cent of their revenues from global exports. Research and development investments by these companies are rising strongly, well above economy-wide performance.

Analytica Advisors, “2015 Canadian Clean Technology Industry Report.”

2015 Budget: Building Ontario Up

The 2015 Budget reiterated Ontario’s commitment to implement a cap-and-trade program, along with a range of complementary GHG emissions reduction initiatives. Together, these will help Ontario achieve its emissions reduction targets while rewarding innovative companies, providing greater certainty for industries and creating more opportunities for investment in the province. As a  member of the Western Climate Initiative, Ontario intends to link its cap-and-trade program with those in Quebec and California.

Progress since the 2015 Budget

Since the 2015 Budget, the government has been consulting extensively with industry, experts, environmental groups, First Nations and other Ontarians. These in-depth consultations have played a vital role in informing the design of a cap-and-trade program and climate action plan tailored for Ontario’s unique circumstances.

In May, Ontario became the first Canadian province to set a mid-term GHG emissions reduction target for 2030. This is in addition to the Province’s GHG emissions reduction goals for 2020 and 2050. The commitment to a new mid-term target to reduce emissions by 37 per cent below 1990 levels by 2030 will enable Ontario to achieve its long-term environmental goals.

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Ontario continues to show global leadership in taking action against climate change. In July, the Province hosted the Climate Summit of the Americas. The summit culminated in the Climate Action Statement, the first-ever Pan-American action statement on climate change, which was signed by Ontario and 22 other states and regions including Brazil, Mexico and the United States. The Climate Action Statement highlights the jurisdictions’ commitment to work together to achieve environmental goals.

Going Forward

The Province has released a broad climate change strategy and is developing a specific action plan for achieving its 2020 emissions reduction target. The climate change strategy will set Ontario’s path towards a low-carbon, competitive and sustainable economy. The action plan, to be reviewed every five years, will identify specific projects and initiatives necessary to achieve the Province’s targets.

In the 2015 Budget, the government committed to ensuring that all proceeds from a cap-and-trade program would be dedicated to actions that reduce GHG emissions and build the foundation of new sustainable prosperity for the province’s households and businesses.

As an immediate first step, the government proposes a down payment of $325 million in 2015–16 through a Green Investment Fund that will be targeted at reducing GHG emissions while strengthening the economy. Through this initial investment, the fund will support energy retrofits in homes (including affordable housing), energy-efficiency investments in small and medium-sized enterprises and industry, support for Aboriginal communities, and new investments in electric vehicle infrastructure. Further details regarding the fund and options for future investments will be provided in the 2016 Budget.

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Chapter II: A Balanced Path to a Balanced Budget

Ontario is committed to balancing the budget by 2017–18 in a fair and responsible way. The government’s path to balance is centred on Program Review, Renewal and Transformation; managing compensation costs; and addressing the underground economy and maintaining tax fairness. To date, the Province’s achievements include negotiating several net-zero compensation agreements and, through combating the underground economy, generating a $225 million revenue increase over what was reported in the 2015 Budget.

Ontario’s Path to Balance

Ontario is committed to balancing the budget by 2017–18 in a fair and responsible way.

In September, the Public Accounts of Ontario 2014–2015 reported that the 2014–15 deficit was $10.3 billion, down $2.2 billion from the 2014 Budget projection of $12.5 billion. This marked the sixth year in a row that Ontario beat its deficit target.

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Chapter II: A Balanced Path to a Balanced Budget

Looking forward, the government is projecting deficits of $7.5 billion in 2015–16 and $4.5 billion in 2016–17, and a return to balance in 2017–18. This reflects an improvement of $1.0 billion in 2015–16 and $0.3 billion in 2016–17 compared with the deficit targets laid out in the 2015 Budget.

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Chapter II: A Balanced Path to a Balanced Budget

The government’s plan to balance the budget is focused on managing growth in spending and delivering the best possible value for every dollar spent. It is centred on:

➤	Program Review, Renewal and Transformation;

➤	Managing compensation costs; and

➤	Addressing the underground economy and maintaining tax fairness.

Average annual growth in revenue between 2014–15 and 2017–18 is projected to be 4.5 per cent, slightly above the growth projected in the 2015 Budget.

While Ontario’s economy continues to grow, external conditions, such as volatility in global financial and commodity markets and slow growth in most advanced economies, pose risks to its outlook. Should slower-than-expected revenue growth occur, the government will need to consider other tools to ensure that balance is achieved.

Average annual growth in program spending between 2014–15 and 2017–18 is forecast to be 0.9 per cent, in line with the 2015 Budget.

Interest on debt expense is currently forecast to be below the 2015 Budget estimate. As a result, total expense is projected to grow at an average annual rate of 1.3 per cent over the 2014–15 to 2017–18 period.

The reserve is unchanged from the 2015 Budget, remaining in place to protect against adverse changes in the Province’s revenue and expense.

The following sections of this chapter outline the government’s measures to achieve a balanced budget by 2017–18.

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Transforming Government and Managing Costs

2015 Budget: Building Ontario Up

Program Review, Renewal and Transformation

The government introduced Program Review, Renewal and Transformation (PRRT) in 2014. It is a fundamentally new approach to multi-year planning and budgeting. Led by the President of the Treasury Board, and supported by a sub-committee of Treasury Board/Management Board of Cabinet, PRRT involves a careful review of every government program and service through four lenses:

➤	The relevance of the program in realizing government priorities;

➤	The program’s effectiveness in achieving desired outcomes;

➤	The efficiency in converting resources into results; and

➤	The sustainability of the program over the long term.

In the 2015 Budget, the government identified a number of major initiatives that aim to modernize public services, improve outcomes for Ontarians and support the fiscal objectives of the Province, including achieving savings towards the annual program review savings target of $500 million. The Province is also building capacity to better assess how programs are performing and to use evidence to inform decisions, while embedding Open Government principles of transparency and public engagement.

Managing Compensation

The 2015 Budget reiterated the government’s approach to compensation. Negotiated agreements are expected to be fair and reasonable to both employees and the public, and consistent with the fiscal plan. This means that any modest increases are offset by other measures to create a net-zero outcome.

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Addressing the Underground Economy and Maintaining Tax Fairness

To combat the underground economy, the government outlined a number of measures, such as:

➤	Taking legislative action to address electronic sales suppression and consulting with industry on technology-based approaches to further prevent the use of these illicit devices;

➤	Further expanding the government’s tax verification initiatives to the broader public sector and agencies of the Crown;

➤	Enhancing compliance activities (e.g., auditing) of provincially and federally administered taxes to address underground economy activities and aggressive corporate tax avoidance in Ontario; and

➤	Continuing focused action in select industry sectors to help ensure compliance with provincial laws and to inform consumers and workers about the risks and potential liabilities associated with participation in the underground economy.

First Nation Partnerships

The 2015 Budget also laid out the government’s commitment to continuing a dialogue with First Nation communities and leaders on tobacco and gasoline, including discussions focused on self-regulation of tobacco on-reserve and revenue sharing; reviewing the First Nations Cigarette Allocation System; and seeking First Nations’ advice on modernizing the Ontario Gas Card Program, focusing on improved customer service and better program integrity.

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Measures to Address Contraband Tobacco

In the 2015 Budget, the Province committed to continue to closely monitor the new oversight of raw leaf tobacco and identify possible legislative measures to strengthen Ontario’s oversight.

The 2015 Budget also laid out the government’s commitments to:

➤	Provide resources to the Ontario Provincial Police (OPP);

➤	Ensure better coordination of tobacco retail inspections conducted by public health units and government officials;

➤	Propose legislative changes to strengthen tobacco enforcement; and

➤	Examine opportunities to regulate other tobacco product components, such as acetate tow, used in the creation of cigarette filters.

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Progress since the 2015 Budget

Program Review, Renewal and Transformation

The government has implemented the following changes to refundable tax credits1:

➤	Apprenticeship Training Tax Credit (ATTC) — changes to the ATTC are estimated to save the Province $30 million in 2015–16, $70 million in 2016–17 and $95 million in 2017–18;

➤	Ontario Interactive Digital Media Tax Credit (OIDMTC) — changes to the OIDMTC are estimated to save the Province $35 million in 2015–16, $55 million in 2016–17 and $55 million in 2017–18;

➤	Ontario Production Services Tax Credit (OPSTC) — changes to the OPSTC are estimated to save the Province $25 million in 2016–17 and $25 million in 2017–18; and

➤	Ontario Computer Animation and Special Effects (OCASE) Tax Credit — changes to OCASE are estimated to save the Province $8 million in 2016–17 and $8 million in 2017–18.

To ensure patients can continue to access needed medications under a sustainable Ontario Drug Benefit (ODB) program, the government has also made some changes to ODB, which are expected to achieve savings of about $200 million annually, while supporting optimal patient care.

Transforming Government

Since the 2015 Budget, PRRT work has continued. The PRRT sub-committee of Treasury Board/Management Board of Cabinet has been examining major horizontal transformational initiatives and conducting ministry line-by-line reviews, focusing on modernizing services, finding savings and improving outcomes for Ontarians. The sub-committee has been considering transformational measures such as exploring options for postsecondary student financial assistance reform, reviewing business support programs and modernizing the government’s information technology services.

[1]	For a description of the tax changes, please refer to the 2015 Budget.

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Ontario is also undertaking initiatives to support program transformation, improve access to public services and use technology to drive better value. The shift towards modern, open, evidence-based and digitally delivered public services will support the government’s fiscal objectives and improve outcomes for people. These initiatives include:

➤	ServiceOntario Modernization — this initiative will improve value and customer service for Ontarians by bundling additional routine transactions and expanding the use of a single business number to provide one-stop access to government services. A key focus will be on advancing digital service design and delivery to ensure customers are offered the best service experience.

➤	Open Government — access to government data is one of the priorities of the Open Government initiative. The new Open Data Directive will require ministries and provincial agencies to publish data unless there are legal, privacy, confidentiality or security reasons not to do so.

➤	Centre of Excellence for Evidence-Based Decision Making — the centre’s mandate is to build capacity to assess program performance, using evidence to inform choices and lead change in critical public services.

➤	Behavioural Insights Unit — this unit supports the use of a behavioural science lens in policy development and program implementation by building capacity, providing expert advice, and designing and evaluating innovative solutions.

Behavioural Insights Unit

Working with ServiceOntario, the Behavioural Insights Unit (BIU) ran a pilot project to increase the number of online licence-plate sticker renewals. Following a redesign of the renewal forms, an additional 13,000 licence-plate stickers were renewed online during the eight-week pilot.

The BIU has also worked with Trillium Gift of Life Network, ServiceOntario and the Ministry of Health and Long-Term Care to increase organ and tissue donations by piloting a simplified registration form at a large ServiceOntario centre.

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Managing Compensation

Since the 2015 Budget, the following agreements have been negotiated:

➤	In the electricity sector, the Power Workers’ Union ratified agreements with Ontario Power Generation (OPG) in May and with Hydro One Inc. in July. Both three-year agreements will achieve a net-zero increase in total labour compensation cost over their terms, largely through adjustments to workforce flexibility. The Society of Energy Professionals also ratified a net-zero agreement with Hydro One in September, and has ratified a net-zero agreement with OPG. Each of these agreements includes substantial movement on pension sustainability, aligning with the recommendations contained in the “Report on the Sustainability of Electricity Sector Pension Plans to the Minister of Finance” (submitted by Jim Leech, Special Adviser).

➤	The United Steelworkers and the Teamsters — Rail unions ratified agreements with the Ontario Northland Transportation Commission (ONTC) in March and July, respectively. Both agreements are consistent with the net-zero framework, and include offsets within benefit reductions and workforce restructuring savings, along with a number of other changes to support ONTC’s transformation plan.

➤	The government and the Ontario Public Service Employees Union (OPSEU) recently reached a three-year, net-zero collective agreement applicable to most of the union’s Ontario Public Service members. Modest wage enhancements were offset through changes to employee benefits and entitlements over the three-year term of the contract, including a freeze on salary progression in 2016 and 2017, and capping of termination payments.

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➤	Education sector collective bargaining continues under a net-zero compensation framework. Central agreements have been reached with the Ontario Secondary School Teachers’ Federation, representing 46,000 English public secondary school teachers, with the Ontario English Catholic Teachers’ Association, representing 49,000 English Catholic teachers, with the Association des enseignantes et des enseignants franco-ontariens, representing 12,000 teachers at French-language school boards, and with the Elementary Teachers’ Federation of Ontario, representing 85,000 public elementary school teachers. A tentative agreement was recently reached with the Canadian Union of Public Employees, representing 63,000 education workers.

Since July 2012, the average annual negotiated wage increase across Ontario’s provincial public sector has been 0.7 per cent. This is lower than Ontario’s municipal public sector (1.9 per cent), federal public sector in Ontario (1.7 per cent) and private sector in Ontario (1.9 per cent).

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Broader Public Sector Executive Compensation

In the spring of 2015, the government proclaimed the Broader Public Sector Executive Compensation Act, 2014. This new law allows the government to directly manage senior executive compensation in the broader public sector.

The government is taking a multi-phased approach to implementing sector-specific executive compensation frameworks. Framework development is underway in a number of sectors, with compensation information being sought from colleges, universities and several provincial agencies.

Creating compensation frameworks is a complex undertaking that must balance sector-specific considerations with the need to prudently manage public funds.

The Province will continue with a phased approach until all sectors are complete.

Addressing the Underground Economy and Maintaining Tax Fairness

The government has made significant progress on several fronts:

➤	Through initiatives that include a suite of ongoing enhanced compliance-focused measures, the government has generated over $825 million for Ontario since 2013–14 — a $225 million increase over what was reported in the 2015 Budget.

➤	The Province has made the use, manufacture and distribution of electronic sales suppression devices an offence under the Taxation Act, 2007. The amendments introduced fines and, in the most egregious cases, imprisonment for those who do not play by the rules.

➤	Consultations have also begun with industry to initiate a dialogue on preventing the illicit use of electronic sales suppression devices, without being unnecessarily burdensome. To support this effort, the government published a discussion paper in early November to guide dialogue and generate feedback.

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➤	The government continues to ensure that those businesses that are awarded a government contract are tax-compliant before work begins. Recently, this process was enhanced to include additional federally administered taxes. To date, the government has verified compliance with tax obligations for over 1,500 contracts. The Province remains committed to expanding this process to the broader public sector and provincial agencies.

Ontario’s focus on select high-risk industry sectors continues:

➤	In the auto body repair sector, over 100 auto body repair facilities in Ontario have been inspected to date to address underground economy activity and assess compliance with provincial legislation. As part of this initiative, all businesses were provided with educational materials to help them comply with their legal obligations, and inspection activities continue.

➤	In the residential roofing sector, 576 field inspections were conducted across the province during regular and after-hours inspections. Over the course of this initiative, nearly 1,600 orders for compliance were issued, and over 180 prosecutions have been initiated. Inspectors also handed out over 430 information packages to homeowners that detail the hazards of supporting the underground economy, as well as tips on how to avoid participation when undertaking construction projects.

Parliamentary Assistant Laura Albanese will also consult with the construction sector in the coming months on measures the Province could take to level the playing field and enhance the competitiveness of legitimate contractors. Establishing partnerships with the residential construction industry is key to addressing the underground economy because, according to Statistics Canada, the industry accounts for the largest segment of illicit activity.

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First Nation Partnerships

Ontario continues to support two First Nation tobacco pilot projects with the Mohawk Council of Akwesasne and the Chippewas of the Thames First Nation. Discussions with these two communities remain focused on exploring self-regulation of tobacco on-reserve, with the goal of reaching mutually beneficial agreements for self-regulation of tobacco on-reserve and revenue sharing. In addition, the government continues to welcome similar dialogue with other First Nation communities on tobacco.

Two expert co-facilitators were retained to lead the formal review of the First Nations Cigarette Allocation System. They have actively engaged with First Nation communities, the tobacco industry and public health experts, and will provide the government with a final report by the end of 2015, outlining options for modernizing the allocation system or alternative approaches that can be explored.

The government plans to seek First Nations’ advice and guidance on modernizing the Ontario Gas Card Program, beginning in the winter of 2016.

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Measures to Address Contraband Tobacco

The Province has been working closely with tobacco growers and the industry to support its oversight of raw leaf tobacco, resulting in over 300 registrants. This represents an 18 per cent increase in the number of registrants compared to the previous oversight administration, which licensed only producers and dealers.

In June, the government enacted legislative amendments announced in the 2015 Budget that strengthen enforcement of the Tobacco Tax Act. These amendments include providing tobacco investigation staff with peace officer status, enacting fines and penalties for interfering with inspections, and enhancing information-sharing.

To further enhance its raw leaf tobacco oversight regime, the Province is proposing amendments to the Tobacco Tax Act and regulations to:

➤	Require tracking labels to be affixed to bales and boxes of raw leaf tobacco. This requirement will be in effect for the 2016 growing season;

➤	Include fines and penalties related to non-compliance with raw leaf tobacco tracking provisions, and increase fines and penalties to address non-compliance with raw leaf tobacco registration requirements; and

➤	Strengthen raw leaf tobacco record-keeping, information-sharing and reporting requirements.

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Going Forward

The Province is continuing to build on its commitments by:

➤	Working with the OPP to finalize the establishment of a dedicated contraband tobacco enforcement team that will focus on addressing the link between contraband tobacco and organized crime.

➤	Moving ahead to better coordinate the effectiveness of tobacco retail inspections. In the coming months, Ontario will partner with specific public health units to undertake several pilot projects where tobacco inspection officers will be cross-designated under both the Tobacco Tax Act and Smoke-Free Ontario Act. This will allow tobacco inspection officials to more effectively identify and seize illegal tobacco products if found in retail locations across the province.

➤	Exploring the possibility of regulating additional tobacco product components, such as acetate tow, a key component of cigarette filters. Reducing the availability of these key components would help restrict the supply of contraband tobacco in Ontario. The government is engaging with key partners and stakeholders on this issue.

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Section A: Ontario’s Economic Outlook

Section A:    Ontario’s Economic Outlook

Ontario’s economy continues to grow in an increasingly competitive global economic environment. Ontario has become a growth leader in Canada and private-sector economists expect that to continue over the next two years. Lower oil prices, a more competitive Canadian dollar and solid U.S. economic growth present opportunities for further growth in Ontario. While growth in 2015 is lower than originally projected in the 2015 Budget, it remains on track for 2016 to 2018.

Outlook for Ontario Economic Growth

As part of developing Ontario’s fiscal plan, real gross domestic product (GDP) growth is forecast to be 1.9 per cent in 2015, and average 2.2 per cent annually over the 2016 to 2018 period. For prudent fiscal planning, real GDP growth projections are slightly below the average private-sector forecast.

TABLE 3.1 Ontario Economic Outlook (Per Cent)
	2012	2013	2014	2015p	2016p	2017p	2018p
Real GDP Growth	1.3	1.3	2.7	1.9	2.2	2.3	2.1
Nominal GDP Growth	3.1	1.9	4.1	2.9	4.2	4.4	4.2
Employment Growth	0.7	1.8	0.8	0.7	1.1	1.3	1.1
CPI Inflation	1.4	1.0	2.4	1.3	2.0	2.0	2.0
p = Ontario Ministry of Finance planning projection. Sources: Statistics Canada and Ontario Ministry of Finance.

The global economic environment, notably strengthening U.S. growth, low oil prices and a competitive Canadian dollar, is conducive to continued Ontario growth. Rising sales in some of Ontario’s export-oriented industries and a rebound in interprovincial exports provide an increasingly compelling case for increased investment, driving economic growth over the forecast period. Household spending is expected to rise moderately, in line with income gains.

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Labour Market Gains Continue in Ontario

Ontario’s economy has created 559,600 jobs since the recessionary low in June 2009, primarily in the private sector. In addition, the majority of new jobs were full-time positions and in industries that paid above-average wages. Over this period, the unemployment rate declined from 9.6 per cent to 6.8 per cent in October 2015. Ontario’s unemployment rate has also been reduced below the national average.

Employment in Ontario is expected to continue to grow, increasing by 0.7 per cent in 2015, slightly lower than growth of 0.8 per cent in 2014. Employment growth is projected to pick up in the medium term, growing by 1.2 per cent annually, on average, from 2016 to 2018. Ontario’s unemployment rate is expected to improve to 6.7 per cent this year, down from 7.3 per cent in 2014. The unemployment rate is projected to steadily decline to 6.6 per cent in 2016, and 6.3 per cent in 2017 and 2018.

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Global Economic Developments and Outlook

Forecasts for key external factors are summarized in Table 3.2. These are used as the basis for the Ministry of Finance’s forecast of Ontario’s economic growth.

TABLE 3.2 Outlook for External Factors
	2012	2013	2014	2015p	2016p	2017p	2018p
World Real GDP Growth (Per Cent)	3.4	3.3	3.4	3.1	3.6	3.8	3.9
U.S. Real GDP Growth (Per Cent)	2.2	1.5	2.4	2.4	2.6	2.5	2.4
West Texas Intermediate Crude Oil ($US/bbl.)	94	98	93	50	55	63	68
Canadian Dollar (Cents US)	100.1	97.1	90.5	78.5	75.5	78.0	82.0
Three-Month Treasury Bill Rate[1] (Per Cent)	0.9	1.0	0.9	0.5	0.6	1.5	2.7
10-Year Government Bond Rate[1] (Per Cent)	1.9	2.3	2.2	1.5	2.0	3.1	3.8

p = Ontario Ministry of Finance planning projection based on external sources.

[1] Government of Canada interest rates.

Sources: International Monetary Fund World Economic Outlook (October 2015), U.S. Bureau of Economic Analysis, Blue Chip Economic Indicators (October and November 2015), U.S. Energy Information Administration, Bank of Canada and Ontario Ministry of Finance Survey of Forecasters (November 2015).

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Risks to the Economic Outlook

Table 3.3 provides current estimates of the impact of sustained changes in key external factors on Ontario’s real GDP growth, assuming other external factors remain unchanged. The relatively wide range for the impacts reflects uncertainty regarding how the economy would be expected to respond to these changes in external conditions.

TABLE 3.3 Impacts of Sustained Changes in Key External Factors on Ontario’s Real GDP Growth (Percentage Point Change)
	First Year	Second Year
Canadian Dollar Depreciates by Five Cents US	+0.1 to +0.7	+0.2 to +0.8
Crude Oil Prices Decrease by $10 US per Barrel	+0.1 to +0.3	+0.1 to +0.3
U.S. Real GDP Growth Increases by One Percentage Point	+0.2 to +0.6	+0.3 to +0.7
Canadian Interest Rates Increase by One Percentage Point	–0.1 to –0.5	–0.2 to –0.6
Source: Ontario Ministry of Finance.

The improvement in Ontario exports and investment due to solid U.S. growth and a weaker Canadian dollar has been slower to materialize than expected, but could intensify as business confidence rises alongside the supportive economic backdrop. In addition, sustained lower global oil prices could provide a greater-than-expected boost to the Ontario economy through lower costs for businesses and households.

Intense global competition and weak productivity growth could hamper Ontario’s export sector. Domestically, a potential housing market correction remains a risk, particularly given high levels of household debt.

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Details of the Ontario Economic Outlook

Table 3.4 provides details of the Province’s economic outlook for 2015 to 2018.

TABLE 3.4 The Ontario Economy, 2013 to 2018 (Per Cent Change)
	Actual		Projection
	2013	2014	2015	2016	2017	2018
Real Gross Domestic Product	1.3	2.7	1.9	2.2	2.3	2.1
Household Consumption	2.0	2.5	2.7	2.4	2.3	1.6
Residential Construction	(1.7)	0.4	5.1	1.6	1.9	2.2
Non-residential Construction	(5.6)	1.6	2.1	1.6	5.2	3.1
Machinery and Equipment	(22.2)	6.9	(0.5)	2.5	5.0	5.1
Exports	2.0	1.9	1.9	3.2	3.1	3.1
Imports	(1.0)	1.1	2.0	2.0	2.1	2.2
Nominal Gross Domestic Product	1.9	4.1	2.9	4.2	4.4	4.2
Other Economic Indicators
Retail Sales	2.3	5.0	4.4	4.5	3.7	3.4
Housing Starts (000s)	61.1	59.1	64.0	64.0	65.0	68.0
Home Resales	0.4	3.7	6.4	(2.0)	2.0	2.0
Primary Household Income	3.2	3.5	3.8	4.3	4.5	4.3
Compensation of Employees	3.3	3.4	3.6	4.3	4.4	4.6
Net Operating Surplus — Corporations	(5.8)	12.7	(0.8)	5.8	5.7	5.7
Consumer Price Index	1.0	2.4	1.3	2.0	2.0	2.0
Employment	1.8	0.8	0.7	1.1	1.3	1.1
Job Creation (000s)	121	55	46	78	93	81
Unemployment Rate (Per Cent)	7.6	7.3	6.7	6.6	6.3	6.3
Key External Variables
U.S. Real Gross Domestic Product	1.5	2.4	2.4	2.6	2.5	2.4
WTI Crude Oil ($ US per Barrel)	98	93	50	55	63	68
Canadian Dollar (Cents US)	97.1	90.5	78.5	75.5	78.0	82.0
3-month Treasury Bill Rate[1]	1.0	0.9	0.5	0.6	1.5	2.7
10-year Government Bond Rate[1]	2.3	2.2	1.5	2.0	3.1	3.8

[1] Government of Canada interest rates (per cent).

Sources: Statistics Canada, Canada Mortgage and Housing Corporation, Canadian Real Estate Association, Bank of Canada, U.S. Bureau of Economic Analysis, Blue Chip Economic Indicators (October and November 2015), U.S. Energy Information Administration and Ontario Ministry of Finance.

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Private-Sector Forecasts

The government consults with private-sector economists and tracks their forecasts to inform the Province’s planning assumptions. Additionally, in the process of preparing the 2015 Ontario Economic Outlook and Fiscal Review, the Minister of Finance met with private-sector economists in October to discuss their views on the economy. All private-sector economists are projecting continued growth for Ontario over the forecast horizon. On average, they are projecting growth of 2.0 per cent in 2015, 2.3 per cent in 2016, 2.4 per cent in 2017, and 2.2 per cent in 2018. For prudent fiscal planning, the government’s real GDP growth projections are slightly below the average private-sector forecasts.

TABLE 3.5 Private-Sector Forecasts for Ontario Real GDP Growth (Per Cent)
	2015	2016	2017	2018
BMO Capital Markets (October)	2.0	2.4	–	–
Central 1 Credit Union (October)	1.9	2.4	2.9	–
Centre for Spatial Economics (August)	1.9	1.7	2.1	2.1
CIBC World Markets (September)	1.9	2.4	–	–
Conference Board of Canada (November)	2.1	2.3	2.1	2.1
Desjardins Group (January/October)	1.9	2.3	1.9	1.6
IHS Global Insight (July)	2.1	2.7	2.5	2.5
Laurentian Bank Securities (September)	2.0	2.4	2.4	–
National Bank (October)	2.0	2.2	–	–
RBC Financial Group (September)	2.1	2.5	–	–
Scotiabank Group (November)	2.1	2.3	2.3	–
TD Bank Financial Group (October)	2.0	2.4	2.0	–
University of Toronto (October)	2.0	2.5	3.0	2.6
Private-Sector Survey Average	2.0	2.3	2.4	2.2
Ontario’s Planning Assumption	1.9	2.2	2.3	2.1
Sources: Ontario Ministry of Finance Survey of Forecasters (November 2015) and Ontario Ministry of Finance.

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Section A: Ontario’s Economic Outlook

Comparison to the 2015 Budget

The current private-sector average outlook for Ontario real GDP growth is 2.0 per cent in 2015, down from the 2.8 per cent projected at the time of the 2015 Budget. The softer outlook reflects weakness in the first quarter of the year, due in large part to temporary factors. The outlook for 2016 through 2018 is largely unchanged compared to the 2015 Budget.

Compared to the 2015 Budget, key forecast changes include:

➤	Lower real and nominal GDP growth in 2015;

➤	Slower employment growth in 2015; and

➤	Weaker U.S. real GDP growth, lower oil prices and a lower Canadian dollar.

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TABLE 3.6 Changes in Ministry of Finance Key Economic Forecast Assumptions: 2015 Budget Compared to 2015 Fall Economic Statement (FES) (Per Cent Change)
	2015p		2016p		2017p
	2015 Budget	2015 FES	2015 Budget	2015 FES	2015 Budget	2015 FES
Real Gross Domestic Product	2.7	1.9	2.4	2.2	2.2	2.3
Nominal Gross Domestic Product	4.2	2.9	4.2	4.2	4.2	4.4
Retail Sales	4.2	4.4	4.2	4.5	4.0	3.7
Housing Starts (000s)	61.0	64.0	65.0	64.0	69.0	65.0
Primary Household Income	3.9	3.8	4.3	4.3	4.4	4.5
Compensation of Employees	4.0	3.6	4.3	4.3	4.4	4.4
Net Operating Surplus — Corporations	5.0	(0.8)	4.8	5.8	4.7	5.7
Employment	1.1	0.7	1.3	1.1	1.4	1.3
Job Creation (000s)	78	46	93	78	99	93
Consumer Price Index	1.2	1.3	2.0	2.0	2.0	2.0
Key External Variables
U.S. Real Gross Domestic Product	3.1	2.4	2.9	2.6	2.7	2.5
WTI Crude Oil ($ US per Barrel)	55	50	70	55	79	63
Canadian Dollar (Cents US)	79.5	78.5	80.0	75.5	85.0	78.0
3-month Treasury Bill Rate[1] (Per Cent)	0.6	0.5	1.1	0.6	2.5	1.5
10-year Government Bond Rate[1] (Per Cent)	1.8	1.5	2.7	2.0	3.8	3.1
p = Ontario Ministry of Finance planning projection. [1] Government of Canada interest rates. Sources: Blue Chip Economic Indicators (October and November 2015) and Ontario Ministry of Finance.

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Section B: Fiscal Outlook

Section B:	Fiscal Outlook

The government is currently projecting deficits of $7.5 billion in 2015–16 and $4.5 billion in 2016–17, and a return to balance in 2017–18. This reflects an improvement of $1.0 billion in 2015–16 and $0.3 billion in 2016–17 compared with the deficit targets laid out in the 2015 Budget.

Average annual growth in revenue between 2014–15 and 2017–18 is projected to be 4.5 per cent, slightly above the growth projected in the 2015 Budget.

Average annual growth in program spending between 2014–15 and 2017–18 is forecasted to be 0.9 per cent, in line with the 2015 Budget.

Interest on debt expense is currently forecasted to be below the 2015 Budget estimate. As a result, total expense is projected to grow at an average annual rate of 1.3 per cent over the 2014–15 to 2017–18 period.

The reserve is unchanged from the 2015 Budget, remaining in place to protect against adverse changes in the Province’s revenue and expense.

TABLE 3.7 Ontario’s Medium-Term Fiscal Plan and Outlook ($ Billions)

		Current	Medium-Term Outlook
	Actual	Outlook
	2014–15	2015–16	2016–17	2017–18
Revenue	118.5	125.6	129.5	135.3
Expense
Programs	118.2	120.9	120.6	121.3
Interest on Debt	10.6	11.3	12.2	12.9
Total Expense	128.9	132.2	132.8	134.1
Reserve	–	1.0	1.2	1.2
Surplus/(Deficit)	(10.3)	(7.5)	(4.5)	–
Net Debt as a per cent of GDP	39.4	40.2	40.2	39.4
Accumulated Deficit as a per cent of GDP	26.0	26.3	25.8	24.7

Note: Numbers may not add due to rounding.

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Chapter III: Economic and Fiscal Outlook

2015–16 Fiscal Update

The Province’s total revenue projection for 2015–16 of $125.6 billion is $1.2 billion higher than the 2015 Budget forecast. This increase largely reflects the government’s progress on its asset optimization strategy related to the recent Hydro One initial public offering (IPO) (discussed in Chapter I, Section C: Building Tomorrow’s Infrastructure and Asset Optimization). It also reflects slightly higher taxation revenues.

The 2015–16 program expense outlook is $0.4 billion higher than the projection in the 2015 Budget. This is mainly the result of the government’s proposal to invest $325 million in 2015–16 through a Green Investment Fund that will be targeted at reducing GHG emissions while strengthening the economy.

Interest on debt expense for 2015–16 is projected to be $0.1 billion below the 2015 Budget estimate, primarily due to lower-than-forecasted interest rates.

The total expense outlook for 2015–16 is projected to be $0.3 billion higher than forecasted in the 2015 Budget.

The 2015–16 outlook maintains a $1.0 billion reserve to protect the fiscal plan against any adverse changes in the Province’s revenue and expense.

TABLE 3.8 2015–16 In-Year Fiscal Update ($ Millions)

	Budget Plan	Current Outlook	In-Year Change
Revenue	124,390	125,635	1,245
Expense
Programs	120,492	120,889	397
Interest on Debt	11,410	11,270	(140)
Total Expense	131,902	132,159	257
Reserve	1,000	1,000	–
Surplus/(Deficit)	(8,512)	(7,524)	988
Note: Numbers may not add due to rounding.

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Section B: Fiscal Outlook

2015–16 Revenue Changes since the 2015 Budget

The Province’s total revenue projection for 2015–16 of $125.6 billion is $1.2 billion higher than the 2015 Budget forecast.

TABLE 3.9 Summary of Revenue Changes since the 2015 Budget ($ Millions)

2015–16
Taxation Changes
Personal Income Tax	400
Land Transfer Tax	203
Ontario Health Premium	40
Employer Health Tax	(24)
Corporations Tax	(190)
Sales Tax	(274)
Total Taxation Changes	155
Other Non-Tax Revenue Changes	1,090
Total Revenue Changes since the 2015 Budget	1,245

Note: Numbers may not add due to rounding.

Details of 2015–16 In-Year Revenue Changes

Key changes to revenue projections since the 2015 Budget include the following:

➤	Personal Income Tax (PIT) revenue is up $400 million. This is due to higher 2014 revenue based on 2014 tax returns processed since the 2015 Budget. Personal Income Tax is also boosted by a one-time adjustment related to prior years. This is partially offset by slower projected growth in wages and salaries in 2015.

➤	Land Transfer Tax revenue is $203 million higher, reflecting a stronger Ontario housing market.

➤	Ontario Health Premium revenue is projected to be up $40 million, as a result of higher 2014 tax revenue based on tax returns processed since the 2015 Budget and a one-time prior-year adjustment. This is partially offset by slower projected growth in wages and salaries in 2015.

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Chapter III: Economic and Fiscal Outlook

➤	Employer Health Tax revenue is $24 million lower, reflecting slightly slower projected growth in wages and salaries in 2015.

➤	Corporations Tax revenue is $190 million lower, mainly due to slower profit growth in 2015 and weaker 2014 tax assessments. This is partially offset by having reported the expected weakness in 2014 taxes assessed in the Public Accounts of Ontario 2014–2015, eliminating the negative prior-year adjustment to 2015–16 revenues assumed in the 2015 Budget forecast.

➤	Sales Tax revenue is $274 million lower, based on estimates provided by the federal government, which included slower 2015 economic growth and higher housing rebates.

➤	Other Non-Tax Revenue is projected to be $1,090 million higher, reflecting higher projected net revenue from the government’s progress on its asset optimization strategy related to the recent Hydro One IPO. See Chapter I, Section C: Building Tomorrow’s Infrastructure and Asset Optimization for more details.

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Section B: Fiscal Outlook

2015–16 Expense Changes since the 2015 Budget

The 2015–16 total expense outlook, at $132.2 billion, is $0.3 billion higher than the projection in the 2015 Budget.

TABLE 3.10 Summary of Expense Changes since the 2015 Budget ($ Millions)

2015–16
Program Expense Changes with Offsets from the Contingency Funds
Emergency Forest Firefighting	29.6
Settlements	4.5
Refugee Crisis Support	3.8
Contingency Funds	(37.9)
Net Program Expense Changes with Offsets from the Contingency Funds	–

Other Program Expense Changes
Green Investment Fund	325.0
Strategic Asset Management and Transformation Related to Hydro One IPO	63.0
Legislative Offices	9.3
Other Program Expense	0.0
Total Other Program Expense Changes	397.4
Net Changes in Program Expense Reported in First Quarter Ontario Finances	–
Interest on Debt	(140.0)
Total Expense Changes since the 2015 Budget	257.4

Note: Numbers may not add due to rounding.

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Chapter III: Economic and Fiscal Outlook

Details of 2015–16 In-Year Expense Changes

The following expense changes have occurred since the 2015–16 First Quarter Ontario Finances.

Key changes to expense projections with offsets from the Contingency Funds include:

➤	An increase of $29.6 million to support emergency forest firefighting activities until the end of the 2015 fire season;

➤	An increase of $4.5 million to support a land claim settlement with Windy Point First Nation and a settlement to address a historical flooding claim with Rainy River First Nation; and

➤	An increase of $3.8 million to support the arrival and settlement of refugees and international relief efforts.

Other key changes to expense projections include:

➤	A proposed investment of $325.0 million through a Green Investment Fund that will be targeted at reducing GHG emissions while strengthening the economy;

➤	An increase of $63.0 million for strategic asset management and transformation related to the Hydro One IPO;

➤	An increase of $9.3 million for Legislative Offices such as the Auditor General and the Ontario Ombudsman;

➤	An increase of $35,000 in the Office of Francophone Affairs, fully offset by increased federal revenue, to support the 2015 Ministerial Conference on the Canadian Francophonie, which was held in Toronto in June 2015; and

➤	Interest on debt expense that is $140.0 million lower than projected in the 2015 Budget, primarily as a result of lower-than-forecasted interest rates.

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Section B: Fiscal Outlook

Medium-Term Fiscal Outlook

Medium-Term Revenue Outlook

The medium-term revenue outlook reflects current revenue information and projections for the Ontario economy as outlined in Section A: Ontario’s Economic Outlook of this chapter, as well as the estimated impact of past government policy measures. Revenue is projected to grow at an average annual rate of 4.5 per cent between 2014–15 and 2017–18.

Key information still to be received over the remainder of the fiscal year could have a significant impact on the medium-term revenue outlook.

TABLE 3.11 Summary of Medium-Term Revenue Outlook ($ Billions)

	Current	Medium-Term Outlook
	Outlook
	2015–16	2016–17	2017–18
Revenue
Taxation Revenue	87.6	91.5	95.3
Government of Canada	22.9	24.0	24.8
Income from Government Business Enterprises	4.8	5.2	5.5
Other Non-Tax Revenue	10.4	8.8	9.7
2015 Ontario Economic Outlook and Fiscal Review	125.6	129.5	135.3
Note: Numbers may not add due to rounding.

The medium-term Taxation Revenue outlook reflects current revenue information and projections for the Ontario economy. Taxation revenue is projected to grow by $13.0 billion between 2014–15 and 2017–18, or at an average annual rate of 5.0 per cent, which is consistent with average annual nominal gross domestic product (GDP) growth of 3.8 per cent after accounting for prior-year adjustments in 2014–15.

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The forecast for Government of Canada transfers is based on existing federal–provincial funding agreements. Government of Canada transfers are unchanged from the 2015 Budget outlook. Overall transfers are projected to grow in the medium term, largely reflecting projected increases in major ongoing Government of Canada transfers.

The outlook for Income from Government Business Enterprises (GBEs) is based on projections provided by the individual enterprises. The forecast for income from GBEs is unchanged from the 2015 Budget outlook. Revenues from the GBEs are projected to increase over the medium term, reflecting higher net income overall from the business enterprises.

The forecast for Other Non-Tax Revenue is based on projections provided by government ministries and provincial agencies. It reflects the net impact of the government’s asset optimization strategy, which boosts revenues in 2015–16. It also includes a preliminary estimate of the revenues that are expected to arise from the auctioning of cap-and-trade allowances beginning in 2017, which would potentially increase 2016–17 and 2017–18 revenues. See Chapter I, Section C: Building Tomorrow’s Infrastructure and Asset Optimization and Section G: Tackling Climate Change for more details.

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Section B: Fiscal Outlook

Medium-Term Revenue Changes since the 2015 Budget

TABLE 3.12 Summary of Medium-Term Revenue Changes since the 2015 Budget ($ Billions)

	Current	Medium-Term Outlook
	Outlook 2015–16	2016–17	2017–18
2015 Budget Total Revenue	124.4	129.4	134.4
Source of Change
Tax Revenue Base	0.0	0.1	0.1
One-Time Revenue Changes	0.6	0.0	0.0
Slower Economic Growth	(0.5)	(0.3)	(0.4)
Increased Revenues from Asset Optimization	1.1	–	–
Preliminary Projected Cap-and-Trade Proceeds	–	0.3	1.3
Total Changes since the 2015 Budget	1.2	0.1	1.0
2015 Ontario Economic Outlook and Fiscal Review Total Revenue	125.6	129.5	135.3

Note: Numbers may not add due to rounding.

The 2014 tax revenue base increases slightly over the medium term. Processing of 2014 PIT returns raises the tax revenue base, but is partially offset by weaker projected 2014 Corporations Tax (CT) revenues.

One-time revenue changes in 2015–16 largely reflect net impacts of prior-year adjustments related to PIT and CT. This includes a positive adjustment to CT revenue in 2015–16, as a result of having reported the expected weakness in 2014 taxes assessed in the Public Accounts of Ontario 2014–2015, thereby eliminating a negative prior-year adjustment to 2015–16 revenues assumed in the 2015 Budget forecast.

Slower economic growth in 2015 lowers the revenue forecast over the medium term. The revenue decrease is not as large as might be suggested by the nominal GDP rule of thumb (see page 273 of the 2015 Budget) due to favourable compositional factors.

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Chapter III: Economic and Fiscal Outlook

The government’s progress on its asset optimization strategy boosts revenues in 2015–16.

The revenue outlook also includes revenues that are expected to arise from the auctioning of cap-and-trade allowances beginning in 2017. There is a range of estimates for potential proceeds that could be generated from the proposed cap-and-trade program for greenhouse gases. A preliminary estimate is $1.3 billion in 2017–18, and includes a partial fiscal impact in 2016–17. The preliminary estimate is based on a cap-and-trade program design that is currently being discussed with stakeholders. The actual proceeds generated will depend on the final design adopted by regulation.

Medium-Term Expense Outlook

The program expense outlook over the medium term is higher than forecasted in the 2015 Budget, as the fiscal plan has been updated to reflect the government’s commitment to ensure that all proceeds from a cap-and-trade program would be dedicated to actions that reduce GHG emissions. See Chapter I, Section G: Tackling Climate Change for more information.

In line with the 2015 Budget, program expense growth will be held to an average annual rate of 0.9 per cent between 2014–15 and 2017–18, below the 1.4 per cent average annual growth rate in program spending over the last four years. See Chapter II: A Balanced Path to a Balanced Budget for details.

Interest on debt expense is projected to be $0.2 billion lower in 2016–17 and $0.3 billion lower in 2017–18 compared with the forecast laid out in the 2015 Budget, primarily as a result of lower-than-forecasted interest rates.

Total expense is projected to grow to $134.1 billion by 2017–18, above the forecast included in the 2015 Budget.

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Section B: Fiscal Outlook

Fiscal Prudence

As required by the Fiscal Transparency and Accountability Act, 2004, Ontario’s fiscal plan incorporates prudence in the form of a reserve to protect the fiscal outlook against adverse changes in the Province’s revenue and expense. The reserve remains unchanged from the 2015 Budget, set at $1.2 billion in each of 2016–17 and 2017–18.

The fiscal plan also includes contingency funds (both operating and capital) to help mitigate expense risks — particularly in cases where health and safety may be  compromised or services to the most vulnerable are jeopardized — that may otherwise adversely affect Ontario’s fiscal performance.

Details of Ontario’s Finances

The following tables and charts provide information on the Province’s historical financial performance, key fiscal indicators, and details of Ontario’s fiscal plan and outlook.

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Chapter III: Economic and Fiscal Outlook

TABLE 3.13 Revenue ($ Millions)

	2012–13	2013–14	Actual 2014–15	Current Outlook 2015–16
Taxation Revenue
Personal Income Tax	25,574	26,929	29,313	30,777
Sales Tax[1]	20,957	20,481	21,689	22,708
Corporations Tax	12,093	11,423	9,557	11,152
Education Property Tax[2]	5,511	5,457	5,561	5,715
Employer Health Tax	5,137	5,283	5,415	5,656
Ontario Health Premium	3,067	3,128	3,366	3,498
Gasoline Tax	2,390	2,363	2,447	2,457
Land Transfer Tax	1,484	1,614	1,778	1,985
Tobacco Tax	1,142	1,110	1,163	1,262
Fuel Tax	710	718	739	752
Beer and Wine Tax	560	557	560	575
Electricity Payments-In-Lieu of Taxes	324	543	180	524
Other Taxes	469	360	507	491
	79,418	79,966	82,275	87,552
Government of Canada
Canada Health Transfer	11,315	11,940	12,408	13,065
Canada Social Transfer	4,591	4,689	4,847	4,976
Equalization	3,261	3,169	1,988	2,363
Infrastructure Programs	116	123	137	308
Labour Market Programs	897	909	896	914
Social Housing	483	474	465	448
Wait Times Reduction Fund	97	96	–	–
Other Federal Payments	901	877	874	816
	21,661	22,277	21,615	22,890
Government Business Enterprises
Ontario Lottery and Gaming Corporation	1,816	2,009	1,995	1,920
Liquor Control Board of Ontario	1,721	1,723	1,831	1,880
Ontario Power Generation Inc./Hydro One Inc.	932	1,605	1,789	1,012
	4,469	5,337	5,615	4,812
Other Non-Tax Revenue
Reimbursements	932	962	985	980
Vehicle and Driver Registration Fees	1,125	1,248	1,433	1,592
Electricity Debt Retirement Charge	939	954	956	865
Power Supply Contract Recoveries	1,323	1,296	950	793
Sales and Rentals	1,188	1,160	2,336	3,893
Other Fees and Licences	760	759	693	979
Net Reduction of Power Purchase Contract Liability	263	243	217	172
Royalties	226	242	275	262
Miscellaneous Other Non-Tax Revenue[3]	1,065	1,467	1,196	845
	7,821	8,331	9,041	10,381
Total Revenue	113,369	115,911	118,546	125,635

[1]	Sales Tax revenue is net of the Ontario Sales Tax Credit and the energy component of the Ontario Energy and Property Tax Credit.
[2]	Education Property Tax revenue is net of the property tax credit component of the Ontario Energy and Property Tax Credit and the Ontario Senior Homeowners’ Property Tax Grant.
[3]	Relatively high Miscellaneous Other Non-Tax Revenue in 2013–14 reflects the gain on the sale of the Province’s shares of General Motors Company and higher recoveries of prior-year expenditures.

Note: Numbers may not add due to rounding.

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Section B: Fiscal Outlook

TABLE 3.14 Total Expense ($ Millions)

Ministry Expense	2012–13	2013–14	Actual 2014–15	Current Outlook 2015–16
Aboriginal Affairs[1]	65	63	67	75.6
Agriculture, Food and Rural Affairs[1]	1,016	864	900	1,028.8
Attorney General	1,683	1,813	1,783	1,779.8
Board of Internal Economy[2]	197	199	264	219.9
Children and Youth Services	3,911	3,997	4,132	4,314.1
Citizenship, Immigration and International Trade	161	152	157	164.4
Community and Social Services	9,696	9,977	10,551	11,114.9
Community Safety and Correctional Services[1]	2,309	2,380	2,524	2,466.6
Economic Development, Employment and Infrastructure / Research and Innovation[1]	998	992	1,076	1,205.9
Education[1]	23,142	23,645	24,630	25,231.5
Energy[1]	340	311	326	322.9
Environment and Climate Change[1]	485	480	486	503.3
Executive Offices	30	30	43	36.8
Finance[1]	806	845	857	860.0
Francophone Affairs, Office of	5	5	5	8.5
Government and Consumer Services	596	594	573	601.9
Health and Long-Term Care	47,594	48,933	50,039	50,770.9
Labour	281	303	305	310.5
Municipal Affairs and Housing[1]	830	845	889	920.0
Natural Resources and Forestry[1]	694	720	713	720.2
Northern Development and Mines	718	719	804	756.7
Tourism, Culture and Sport[1]	1,424	1,337	1,246	1,292.2
Training, Colleges and Universities	7,337	7,572	7,660	7,809.7
Transportation	2,478	2,823	2,944	3,456.9
Treasury Board Secretariat[1]	588	232	307	487.3
Interest on Debt[3]	10,341	10,572	10,635	11,270.1
Other Expense[1]	4,863	5,962	4,944	5,920.0
Program Review Savings Target	–	–	–	(490.0)
Year-End Savings[4]	–	–	–	(1,000.0)
Total Expense	122,589	126,364	128,860	132,159.4

[1]	Details on other ministry expense can be found in Table 3.15, Details of Other Expense.
[2]	The 2014–15 amount includes expenses for the 2014 general election.
[3]	Interest on debt is net of interest capitalized during construction of tangible capital assets of $232 million in 2012–13, $134 million in 2013–14, $202 million in 2014–15 and $170 million in 2015–16.
[4]	As in past years, the Year-End Savings provision reflects anticipated underspending that has historically arisen at year-end due to factors such as program efficiencies, and changes in project startups and implementation plans.

Note: Numbers may not add due to rounding.

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Chapter III: Economic and Fiscal Outlook

TABLE 3.15 Details of Other Expense ($ Millions)

Ministry Expense	2012–13	2013–14	Actual 2014–15	Current Outlook 2015–16
Aboriginal Affairs
One-Time Investments including Settlements	–	12	3	4.5
Agriculture, Food and Rural Affairs
Time-Limited Investments in Infrastructure	19	132	36	12.5
Time-Limited Assistance	–	17	7	–
Community Safety and Correctional Services
Time-Limited Support for 2015 Pan/Parapan American Games Security	1	5	44	182.7
Economic Development, Employment and Infrastructure / Research and Innovation
Federal–Provincial Infrastructure Programs	–	–	–	235.2
Education
Teachers’ Pension Plan[1]	895	873	564	71.0
One-Time Savings — Labour Savings	(1,296)	–	–	–
Energy
Ontario Clean Energy Benefit	994	1,006	1,078	860.0
Strategic Asset Management and Transformation Related to Hydro One IPO	–	–	–	63.0
Environment and Climate Change
Time-Limited Investments	78	–	–	–
Finance
Ontario Municipal Partnership Fund	592	569	542	512.5
Power Supply Contract Costs	1,323	1,296	920	793.0
Green Investment Fund	–	–	–	325.0
Municipal Affairs and Housing
Time-Limited Investments in Municipal Social and Affordable Housing	158	155	153	160.3
Time-Limited Investments	42	208	7	–
Natural Resources and Forestry
Emergency Forest Firefighting	180	92	79	99.4
Tourism, Culture and Sport
Time-Limited Investments to Support 2015 Pan/Parapan American Games	358	332	405	899.9
Treasury Board Secretariat
Operating Contingency Fund	–	–	–	511.1
Capital Contingency Fund	–	–	–	100.0
Pension and Other Employee Future Benefits	1,519	1,265	1,106	1,090.0
Total Other Expense	4,863	5,962	4,944	5,920.0

[1]	Numbers reflect Public Sector Accounting Board pension expense. Ontario’s matching contributions to the plan grow from $1,395 million in 2012–13 to $1,593 million in 2015–16.

Note: Numbers may not add due to rounding.

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Section B: Fiscal Outlook

TABLE 3.16 2015–16 Infrastructure Expenditures ($ Millions)

Sector		2015–16 Current Outlook
	Total Infrastructure Expenditures 2014–15 Actual[1]	Investment in Capital Assets2,3(i)	Transfers and Other Infrastructure Expenditures[4]	Total Infrastructure Expenditures3(ii)
Transportation
Transit	2,775	2,659	546	3,205
Provincial Highways	2,323	2,466	–	2,466
Other Transportation, Property and Planning	779	751	120	871
Health
Hospitals	3,386	2,425	243	2,668
Other Health	182	70	206	276
Education	1,833	1,885	57	1,941
Postsecondary
Colleges & Other	351	347	15	362
Universities	168	–	214	214
Social	231	27	315	342
Justice	144	91	152	243
Other Sectors[5]	645	418	861	1,279
Subtotal	12,817	11,138	2,728	13,866
Less: Federal and Municipal Contributions	102	75	255	330
Total	12,715	11,063	2,473	13,536

[1]	Includes investment in capital assets of $11.1 billion.
[2]	Includes $170 million in interest capitalized during construction.
[3]	Includes approximately $2 billion in third-party investments in hospitals, colleges and schools. Excluding this amount: (i) provincially funded investment in capital assets is approximately $9.1 billion; and (ii) total infrastructure expenditure is approximately $11.9 billion.
[4]	Includes transfers to municipalities, universities and non-consolidated agencies.
[5]	Includes government administration, natural resources, culture and tourism sectors.

Note: Numbers may not add due to rounding.

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Chapter III: Economic and Fiscal Outlook

TABLE 3.17 Ten-Year Review of Selected Financial and Economic Statistics[1] ($ Millions)

	2006–07	2007–08	2008–09
Revenue	97,120	104,115	97,532
Expense
Programs	86,020	94,601	95,375
Interest on Debt[3]	8,831	8,914	8,566
Total Expense	94,851	103,515	103,941
Reserve	–	–	–
Surplus/(Deficit)	2,269	600	(6,409)
Net Debt[4]	153,742	156,616	169,585
Accumulated Deficit	106,776	105,617	113,238
Gross Domestic Product (GDP) at Market Prices	578,214	601,735	608,446
Primary Household Income	381,890	403,408	414,724
Population — July (000s)	12,662	12,764	12,883
Net Debt per Capita (dollars)	12,142	12,270	13,164
Household Income per Capita (dollars)	30,161	31,605	32,193
Interest on Debt as a per cent of Revenue	9.1	8.6	8.8
Net Debt as a per cent of GDP	26.6	26.0	27.9
Accumulated Deficit as a per cent of GDP	18.5	17.6	18.6

[1]	Revenue and expense have been restated to reflect a fiscally neutral accounting change for the revised presentation of education property taxes, as described in the 2010 Ontario Budget; a fiscally neutral accounting change related to the reclassification of government agencies and organizations as described in the 2011 Ontario Economic Outlook and Fiscal Review; and a fiscally neutral reclassification of a number of tax measures that are transfers or grants, as described in the 2012 Ontario Budget.
[2]	Starting in 2009–10, investments in minor tangible capital assets owned by the Province were capitalized and amortized to expense. All capital assets owned by consolidated organizations are being accounted for in a similar manner.
[3]	Interest on debt is net of interest capitalized during construction of tangible capital assets of $232 million in 2012–13, $134 million in 2013–14, $202 million in 2014–15 and $170 million in 2015–16.
[4]	Starting in 2009–10, Net Debt includes the net debt of hospitals, school boards and colleges, consistent with Public Sector Accounting Board standards. For comparative purposes, Net Debt has been restated from 2006–07 to 2008–09 to conform with this revised presentation.

Sources: Statistics Canada and Ontario Ministry of Finance.

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2009–10[2]	2010–11	2011–12	2012–13	2013–14	Actual 2014–15	Current Outlook 2015–16
96,313	107,175	109,773	113,369	115,911	118,546	125,635

106,856	111,706	112,660	112,248	115,792	118,225	120,889
8,719	9,480	10,082	10,341	10,572	10,635	11,270
115,575	121,186	122,742	122,589	126,364	128,860	132,159
–	–	–	–	–	–	1,000
(19,262)	(14,011)	(12,969)	(9,220)	(10,453)	(10,314)	(7,524)
193,589	214,511	235,582	252,088	267,190	284,576	298,315
130,957	144,573	158,410	167,132	176,634	187,511	195,035
597,882	630,989	659,743	680,084	693,210	721,970	742,825
412,847	424,251	444,076	459,111	473,905	490,412	508,917
12,998	13,135	13,264	13,410	13,551	13,678	13,792
14,894	16,331	17,762	18,798	19,717	20,806	21,630
31,763	32,299	33,481	34,236	34,972	35,855	36,899
9.1	8.8	9.2	9.1	9.1	9.0	9.0
32.4	34.0	35.7	37.1	38.5	39.4	40.2
21.9	22.9	24.0	24.6	25.5	26.0	26.3

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116

Section C: Strengthening Ontario’s Property Tax and Assessment System

Section C:	Strengthening Ontario’s Property Tax and Assessment System

The government is strengthening Ontario’s property tax and assessment system through a range of measures, such as implementing the recommendations of the Special Purpose Business Property Assessment Review, creating a fair and modern Provincial Land Tax system, and proposing enhancements that would improve the fairness and transparency of the Business Property Tax Capping Program.

The Province and municipalities have a shared interest in a strong and competitive property tax and assessment system, which helps support local municipal services and Ontario’s school system.

The government has successfully implemented a number of important measures that have enhanced the fairness, effectiveness and predictability of Ontario’s property tax and assessment system for both property owners and municipalities. The Province continues to work with key stakeholders to identify potential opportunities to further strengthen Ontario’s property tax and assessment system.

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2015 Budget: Building Ontario Up

The 2015 Budget highlighted initiatives to strengthen Ontario’s property tax and assessment system:

➤	Special Purpose Business Property Assessment Review — improving the property assessment system by implementing the recommendations of the assessment review in partnership with the Municipal Property Assessment Corporation (MPAC), municipalities and stakeholders.

➤	Provincial Land Tax (PLT) — announcing PLT changes for 2015 and 2016 that marked an important first step towards creating a fair and modern PLT system. This is the first time in over 60 years that PLT rates have been updated to increase revenue.

➤	Power Dam Special Payment Program — working with municipalities to explore ways to implement the phase-down of this mitigation program in a manner that is fair and manageable, and also exploring the option of reintroducing property taxation for power dams.

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Progress since the 2015 Budget

Ontario continues to make significant progress in moving forward on these commitments.

Special Purpose Business Property Assessment Review

The Province is working to strengthen Ontario’s property assessment system by implementing the recommendations of the assessment review.

One of its key recommendations is the introduction of an advance disclosure process for special purpose business properties that involve complex assessment methodologies. This initiative will enable affected businesses and municipalities to contribute to the determination of assessed values before the assessment roll is prepared. As part of this initiative, MPAC has published methodology guides to improve the transparency of valuation procedures.

Provincial Land Tax

As part of the ongoing PLT review, the government will consult with northerners on ways to further address tax inequities in the north before determining PLT rate adjustments for 2017. The Province has already initiated this next round of discussions by holding 15 open houses across northern Ontario between August and October. The open houses provided an opportunity for unincorporated area property owners to hear more about PLT changes and provide input.

Power Dam Special Payment Program

Ontario has conducted extensive analysis and held productive discussions with municipal and electricity sector representatives as part of the government’s exploration of phase-down and taxation options. Considering property taxation for power dams is a complex and challenging proposal, particularly when balancing the priority of avoiding adverse impacts on electricity ratepayers.

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Going Forward

Special Purpose Business Property Assessment Review

As part of the advance disclosure process, MPAC has begun consultations on market factors and analytics that underlie the assessment of special purpose business properties. It will publish market valuation reports containing this information in early 2016.

As a further measure to support the objectives of the assessment review’s recommendations, the Province is proposing improvements to the Request for Reconsideration process to standardize timelines and support the early resolution of assessment issues.

Power Dam Special Payment Program

While work is underway to examine phase-down and taxation options, the government appreciates that municipalities would benefit from as much advance information as possible to support their budgeting process for the upcoming taxation year.

As a result, the Province is announcing a stable funding guarantee for 2016. This means that municipalities will receive the same payment under the Power Dam Special Payment Program for 2016 as they received in 2015, subject to any necessary maintenance adjustments for changes such as the decommissioning of generating stations.

Business Property Tax Capping Program

The Business Property Tax Capping Program was implemented in 1998 as the Province transformed the property tax system to the current value assessment (CVA) model, to ensure that businesses would not see large increases in property tax as a result of this transition. In 2015, slightly more than 10 per cent of business properties province-wide remained in the capping program, a significant decrease compared to nearly 90 per cent in 2004. However, in light of the continued inequities for some properties, many municipal and business stakeholders have requested changes to the capping program that would further enhance fairness and transparency for property owners.

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Beginning in 2016, municipalities would be provided with increased flexibility to accelerate progress to CVA-level taxes. Municipalities that meet certain eligibility criteria established by the Province would also have the option to exit or phase out the capping program, if doing so would have a limited impact on business properties. As a result of these proposed changes, municipalities would be able to adjust the capping program to best suit their local circumstances, and address the potential for inequities and economic distortions that may result from the capping program. Properties removed from the capping program would continue to benefit from the ongoing mitigation provided through the four-year assessment phase-in program.

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122

Section D: Borrowing and Debt Management

Section D: Borrowing and Debt Management

The Province’s total long-term borrowing in 2015–16 is forecast to be $30.1 billion. The Province is committed to debt sustainability and has extended the term of its borrowing program to take advantage of low interest rates. For fiscal 2015–16, net debt and total debt are projected to be $298.3 billion and $324.3 billion, respectively. Ontario is also committed to helping develop the Canadian Green Bond market and plans to issue its second Green Bond during fiscal 2015–16.

Ontario conducts its borrowing program responsibly to protect the public interest. Overall, Ontario’s forecast indicates the long-term borrowing requirement for 2015–16 has decreased by $1.0 billion compared to the forecast in the 2015 Budget. As at November 10, 2015, $20.1 billion, or 65 per cent, of this year’s long-term public borrowing requirement has been completed.

As the first Canadian province to issue Green Bonds, Ontario is leading the way in establishing and developing a Canadian-dollar Green Bond market with global investor participation. The Province plans to issue its second Green Bond during fiscal 2015–16.

Ontario’s net debt is projected to be $298.3 billion as at March 31, 2016, $0.5 billion lower than forecasted in the 2015 Budget. Net debt was $284.6 billion as at March 31, 2015.

Given the low interest rates experienced in recent years, Ontario has actively extended the term of its borrowing program. Term extension has allowed the Province to lock in low interest rates for a longer period, which reduces refinancing risks and helps offset the impact of expected higher interest rates on the Province’s future interest on debt (IOD) costs.

Going back to the beginning of fiscal 2010–11, Ontario has issued $52.4 billion of bonds with terms of longer than 30 years to lock in low rates. As a result, the weighted-average term to maturity of long-term Provincial debt issued has been extended significantly, from 8.6 years in 2008–09 to 14.1 years last year and 16.1 years as at November 10, 2015.

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Long-Term Public Borrowing

The Province’s deficit for 2015–16 is now projected to be $7.5 billion — compared to the 2015 Budget forecast of $8.5 billion. The total funding requirement for 2015–16 is now forecast at $1.3 billion lower than the 2015 Budget forecast.

The Province’s total long-term borrowing in 2015–16 is forecast to be $30.1 billion, $9.7 billion lower than the amount borrowed in 2014–15, and $1.0 billion less than forecast for 2015–16 in the 2015 Budget.

TABLE 3.18 Borrowing Program and Medium-Term Outlook: Province and Ontario Electricity Financial Corporation ($ Billions)

	2015–16
	2015 Budget	Current Outlook	In-Year Change	2016–17	2017–18
Deficit/(Surplus)	8.5	7.5	(1.0)	4.5	–
Investment in Capital Assets	9.1	9.1	–	11.3	11.8
Non-Cash Adjustments	(4.9)	(3.1)	1.8	(5.5)	(5.6)
Loans to Infrastructure Ontario	1.1	1.1	0.0	0.5	0.4
Other Net Loans/Investments	1.0	(0.3)	(1.3)	0.3	0.1
Debt Maturities	21.0	21.1	0.1	21.4	17.5
Debt Redemptions	0.2	0.1	(0.1)	0.1	0.1
Hydro One Special Dividends	–	(0.8)	(0.8)	–	–
Total Funding Requirement	35.9	34.7	(1.3)	32.7	24.4
Canada Pension Plan Borrowing	–	–	–	(0.1)	–
Decrease/(Increase) in Short-Term Borrowing	–	–	–	(1.7)	–
Increase/(Decrease) in Cash and Cash Equivalents	–	0.8	0.8	(0.8)	–
Preborrowing in 2014–15	(4.8)	(5.3)	(0.5)	–	–
Total Long-Term Public Borrowing	31.1	30.1	(1.0)	30.1	24.4

  Note: Numbers may not add due to rounding.

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Section D: Borrowing and Debt Management

As at November 10, 2015, $20.1 billion of this year’s long-term public borrowing has been completed.

Approximately 87 per cent of this year’s borrowing to date has been completed in Canadian dollars, primarily through syndicated issues. Given the strength of demand Ontario has experienced in the Canadian-dollar market, the Province raised its Canadian-dollar borrowing target to at least 75 per cent in 2015–16 in the 2015 Budget. This is an increase from the previous target of 70 per cent.

About $2.6 billion, or 13 per cent, of borrowing has been completed in foreign currencies. The U.S. dollar market has remained an important source of funding for Ontario this year, with $2.4 billion issued in U.S. dollars. The remaining foreign currency borrowing has been completed in Australian dollars.

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Green Bond Update

In 2014, Ontario successfully launched its Green Bond program with an inaugural $500 million global Canadian-dollar bond. Ontario’s inaugural Green Bond was oversubscribed, with orders of $2.4 billion that far surpassed the size of the bond issue by $1.9 billion. Green investors in Canada, as well as in the United States, Europe and Asia, participated in the deal, bringing new international buyers to the Canadian-dollar market.

The Province plans to issue its second Green Bond before the end of March 2016 and it will be denominated in Canadian dollars.

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Section D: Borrowing and Debt Management

Commitment to Debt Sustainability

Total debt, which represents all borrowing without offsetting financial assets, is projected to be $324.3 billion as at March 31, 2016 (March 31, 2015, $315.0 billion).

Ontario’s net debt is the difference between total liabilities and total financial assets. It is projected to be $298.3 billion as at March 31, 2016 (March 31, 2015, $284.6 billion). The net debt projection for March 31, 2016, was forecasted to be $298.9 billion in the 2015 Budget, $305.3 billion in the 2014 Budget and $303.9 billion in the 2013 Budget. Accumulated deficit is projected to be $195.0 billion as at March 31, 2016. The projected difference of $103.3 billion between net debt and accumulated deficit is due to the Province’s consistent level of investment in infrastructure, as shown by the increase in tangible capital assets.

Ontario’s net debt-to-GDP and accumulated deficit-to-GDP ratios are levelling off and the government continues to maintain a target of reducing the net debt-to-GDP ratio to its pre-recession level of 27 per cent.

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Cost of Debt

The interest rate that Ontario pays on its debt has been in steady decline since 1990–91, when the effective interest rate (on a weighted-average basis) on total debt was 10.9 per cent. As at September 30, 2015, it was 3.7 per cent, unchanged from March 31, 2015, and lower than 3.9 per cent on March 31, 2014.

The global decline in interest rates over the last 25 years cannot continue indefinitely. To protect itself from an increase in interest rates, the Province has continued to extend the term of its debt. Going back to the beginning of fiscal 2010–11, Ontario has issued $52.4 billion of bonds longer than 30 years to lock in low rates. As a result, the weighted-average term to maturity of long-term provincial debt issued has been extended significantly, from 8.6 years in 2008–09 to 14.1 years last year and 16.1 years as at November 10, 2015.

For 2015–16, the impact of a one percentage point change in interest rates on IOD is approximately $400 million for the Province.

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Residual Stranded Debt Update

The 2015 annual financial statements of the Ontario Electricity Financial Corporation (OEFC) showed revenue over expense of $1.6 billion, reducing the OEFC’s unfunded liability (or “stranded debt of the electricity sector”) from $9.8 billion as at March 31, 2014, to $8.2 billion as at March 31, 2015.

The residual stranded debt is estimated to be about $2.2 billion as at March 31, 2015. This is a decrease of about $0.4 billion compared to residual stranded debt of $2.6 billion as at March 31, 2014, and a decrease of $9.7 billion from an estimated peak of residual stranded debt of $11.9 billion as at March 31, 2004.

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Chapter III: Economic and Fiscal Outlook

The residual stranded debt estimate as at March 31, 2015, is based on a stranded debt amount of $8.2 billion, reduced by the estimated present value of future dedicated revenues to OEFC of $6.0 billion. This results in the calculated $2.2 billion of residual stranded debt as at March 31, 2015.

The Auditor General audits OEFC’s annual financial statements and has provided an unqualified opinion every year since the initial 1999–2000 financial statements.

As confirmed in the Auditor General’s 2011 Annual Report, the Debt Retirement Charge (DRC) is used exclusively by OEFC to meet its mandate, as provided for under the Electricity Act, 1998, which includes servicing and retiring its debt and other liabilities.

Hydro One Initial Public Offering: Ontario Electricity Financial Corporation Debt Paydown

As part of the government’s commitment to using the proceeds from broadening Hydro One ownership for infrastructure investments and paying down debt, proceeds related to the book value of the shares sold and the pre-IPO special dividend payment of $800 million paid by Hydro One to the Province will be used to pay down the Province’s electricity sector debt and other payables. This will allow the Ontario Electricity Financial Corporation (OEFC) to reduce its overall debt, and contribute towards the Province’s targeted $5 billion debt paydown. This debt paydown does not affect OEFC’s stranded debt, as OEFC’s receivables from the Province will be reduced by an equivalent amount.

The OEFC has also received $2.6 billion in departure tax from Hydro One, as Hydro One exited the payments in lieu of tax (PILs) regime with the IPO, and will no longer pay corporate tax PILs to OEFC. The OEFC is also expected to receive an additional $200 million in PILs from Hydro One. The cash PILs payments will allow OEFC to reduce its debt outstanding; however, they will not have a net impact on OEFC’s stranded debt, as the departure tax and incremental PILs amount, as expenses to Hydro One, reduce Hydro One net income, and in consequence, reduce the Province’s Electricity Sector Dedicated Income transfer to OEFC in respect of Hydro One net income.

In addition, as per section 50.3 of the Electricity Act, 1998, the Province will provide OEFC with a financial benefit that will help contribute to reducing stranded debt.

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Section D: Borrowing and Debt Management

Ending the Debt Retirement Charge

As announced previously, the government is removing the DRC cost from residential users’ electricity bills as of January 1, 2016, saving a typical residential user about $70 per year.

The Electricity Act, 1998, provides for the DRC to be paid by consumers until the residual stranded debt is retired. The residual stranded debt is the stranded debt reduced by the estimated present value of future dedicated revenues to OEFC and it is estimated to be retired when the estimated present value of future dedicated revenues to OEFC is equal to the remaining stranded debt. This means that even after the end of the DRC, there will still be stranded debt remaining, to be serviced and paid down by OEFC’s other dedicated revenues.

At the time of the 2014 Ontario Economic Outlook and Fiscal Review, and as stated in the 2015 Budget, it has been estimated that the residual stranded debt would be retired by the end of 2018. However, the estimated residual stranded debt could extend beyond 2018, to the end of 2019 or later.

The amount and timing for its retirement are subject to uncertainty in forecasting future OEFC results and dedicated revenues to OEFC, which depend on the financial performance of Ontario Power Generation, Hydro One and municipal electricity utilities; the broadening of ownership of Hydro One; and other factors such as interest rates and electricity consumption. The Hydro One IPO will result in upfront benefits to OEFC, as well as the loss of future payments in lieu of taxes from Hydro One and revenues dedicated to OEFC in respect of Hydro One net income.

To address this uncertainty and mitigate cost pressures for non-residential users, the government introduced legislation that, if passed, would end the DRC as of April 1, 2018 — nine months earlier than previously estimated. The fixed end date would provide certainty to commercial, industrial and other non-residential electricity users, and help them plan their investment decisions more effectively.

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Chapter IV: Together towards a Stronger Ontario and a Stronger Canada

The challenges facing the federation show the need for a new collaborative approach to federalism. Ontario and the federal government share common goals and values, and the Province is ready to make progress on shared priorities, such as building infrastructure, improving retirement security, tackling climate change, and creating economic growth and jobs, among others. Working with provincial, territorial and Aboriginal partners, Ontario has long embraced a collaborative approach and has continued to take action to enhance quality of life, prosperity and competitiveness.

The Next Chapter in Intergovernmental Relations

The challenges facing the federation in the 21st century underscore the need for a new period of collaboration among Canada’s governments. Uncertain and uneven global economic growth, growing international competition, the dangers of climate change, and the far-reaching impacts of an aging population will require constructive partnerships and forward-looking actions.

Such challenges cannot, and should not, be tackled by one order of government alone — in the Canadian system, the best solutions result from governments working together. Ontarians are ready for a new collaborative approach to federalism in Canada, driven by a set of shared values. Working on many fronts with the federal government, provinces, territories and Aboriginal partners, Ontario is taking the lead to find forward-looking solutions to meet the challenges collectively faced by Canadians.

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Chapter IV: Together towards a Stronger Ontario and a Stronger Canada

Forward-Looking Priorities for Ontarians and Canadians

Looking forward, Ontario will work with the federal government on common goals to build up Ontario and Canada.

Canadian Infrastructure Partnership

Governments should work together to collectively invest at a level that will optimize economic growth. The Province has called for a national infrastructure investment target, for example, at five per cent of national gross domestic product (GDP). Ontario looks forward to the realization of the federal government’s commitment to predictable and long-term funding for infrastructure. This would complement Ontario’s infrastructure investments that have placed the country on the path to long-term prosperity, including commitments in the Ring of Fire region.

Retirement Income Security

The retirement savings challenge is an important issue for all Canadians. The Province is ready to work with a new federal partner to strengthen the retirement income system for Ontarians (see Chapter I, Section F: Strengthening Retirement Security).

A National Fight against Climate Change

Ontario is moving ahead, joining many forward-looking jurisdictions of the world through actions such as introducing a cap-and-trade system to reduce greenhouse gas (GHG) emissions, and working to link Ontario’s carbon market with California’s and Quebec’s under the Western Climate Initiative (see Chapter I, Section G: Tackling Climate Change).

Ontario is ready to work closely with the new federal government on its stated commitment to put forward an ambitious and credible GHG emissions reduction target for Canada, and a plan to achieve it. The Province will look for opportunities for meaningful collaboration at the United Nations Climate Change Conference later this month in Paris.

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Chapter IV: Together towards a Stronger Ontario and a Stronger Canada

Ontario also welcomes the new federal government’s focus on ensuring that climate resilience is factored into new infrastructure investments, and that it recognizes the importance of “green infrastructure” in helping not only in mitigating the impacts of climate change but also in maintaining the high quality of life that Ontarians enjoy.

Jobs and the Economy

Ontario is focused on supporting job creation by building an environment in which business can thrive. The federal government has stated its agreement with this approach, and the Province is ready to work with a federal partner to continue to build Ontario up.

International trade agreements can sharpen Ontario’s competitive edge and create jobs by making it easier for businesses to expand into new diversified markets. More specifically, Ontario is looking forward to working with the federal government in reviewing the details of the proposed Trans-Pacific Partnership (TPP) and analyzing its implications for Ontario businesses.

The current Labour Market Development Agreement (LMDA) with the federal government supports proven and effective training programs that help Canadians find work, but there is room for improvement. Broader LMDA client eligibility would allow more unemployed Canadians to receive the skills training they need, and increased funding for the LMDA, allocated fairly, would allow governments to better meet the needs of all of Canada’s unemployed workers.

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Chapter IV: Together towards a Stronger Ontario and a Stronger Canada

Aboriginal Partners

Ontario is heartened by the federal government’s commitment to a renewed relationship with Indigenous Peoples. The Province remains committed to working with Aboriginal communities in a spirit of collaboration and mutual respect. This has led to historic agreements such as the First Nations–Ontario Political Accord, which commits parties to work together on issues of mutual interest and set a path for further reconciliation. Ontario will work with the federal government as it acts on its promises to make measurable progress on Aboriginal education and clean drinking water, to move forward on the recommendations of the Truth and Reconciliation Commission, and to take action on missing and murdered Aboriginal women and girls by calling a national inquiry.

Health Care

Ontario is making the investments necessary to improve and sustain health care services (see Chapter I, Section E: Towards a Fair Society). Federal support through the Canada Health Transfer is a key element of the health care system. Ontario looks forward to working with the federal government to ensure that support is adequate, that it responds to the needs of an aging population, and that it is sustainable over the long term.

Ontario is pleased that the federal government has committed to join the provincial and territorial initiative to negotiate lower pharmaceutical prices, reducing costs and making drugs more affordable. The Province also looks forward to a meaningful national conversation on enhancing access to prescription drugs for all Canadians.

In February 2015, the Supreme Court of Canada struck down the federal law prohibiting physician-assisted dying. Ontario is committed to providing care with compassion and dignity and is leading a provincial–territorial expert advisory group on physician-assisted dying. As provinces and territories have the primary responsibility to provide health care, Ontario will look for opportunities to work with the federal government as it prepares its legislative response.

A true federal partner on health issues could help support investments in innovation and transformation of health care systems, in particular by building on Ontario’s investments in home care and mental health. Ontario looks forward to ongoing collaboration in this critical area for Ontarians and Canadians.

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Refugees

Ontario is ready and willing to accept more refugees and help them settle in the province. The government has announced $10.5 million over three years in new funding to support the arrival and settlement of up to 10,000 refugees in Ontario, and for international relief efforts. The Province is ready to work with a committed federal partner to welcome and resettle more refugees.

Other Ongoing Partnerships

Ontario has long embraced a collaborative approach with other provinces and territories and it continues to achieve results, particularly supporting economic growth and prosperity. For example, the Province continues to be a leading voice in the commitment to complete a comprehensive renewal and modernization of the Agreement on Internal Trade by March 2016. Additionally, Ontario and Quebec have agreed to a series of economic roundtables that will identify initiatives that would support business development, strengthen regional economic growth and job creation, and facilitate action on issues related to investment and the environment.

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Chapter V: Pre-Budget Consultations

How to Participate in the 2016 Pre-Budget Consultations

Last year, the government reached over 300,000 Ontarians through the pre-budget consultation process.

This year, once again the Minister of Finance will be hosting pre-budget consultations with individuals and organizations as part of the Ontario government’s ongoing dialogue with the citizens of Ontario.

Through the use of modern technology, including virtual town halls, the Minister of Finance will reach a broader audience in communities throughout the province.

Ontarians can submit their ideas online, or send a letter or submission. In particular, the Minister of Finance wants to hear Ontarians’ views regarding what more the government can do to create jobs and grow the economy, while eliminating the deficit.

Below is information on how you can share your views and ideas for the upcoming 2016 Budget.

Online Submissions

Individuals can also submit ideas for the 2016 Budget by completing a form on the Ministry of Finance website at ontario.ca/BudgetTalks. Click on the “Pre-Budget Consultations” item in the Ontario’s Fiscal Cycle menu.

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Chapter V: Pre-Budget Consultations

Written Submissions

Individuals and organizations can mail, email or fax submissions directly to the Minister of Finance.

Mailing Address

The Honourable Charles Sousa

Minister of Finance

c/o Budget Secretariat

Frost Building North, 3rd Floor

95 Grosvenor Street

Toronto, ON M7A 1Z1

Email Address

submissions@ontario.ca

Fax

416-325-0969

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Chart Descriptions

Chart 1.1: Moving Ontario Forward — Outside the GTHA

This chart shows preliminary estimated timelines for various investments outside the Greater Toronto and Hamilton Area (GTHA), under the Moving Ontario Forward initiative. These investments are supported by dedicated funds of approximately $15 billion.

Return to Chart 1.1

Chart 1.2: Moving Ontario Forward — GTHA

This chart shows preliminary estimated timelines for various transit projects within the Greater Toronto and Hamilton Area (GTHA), under the Moving Ontario Forward initiative. Projects are labelled according to funding source, including those supported by Moving Ontario Forward dedicated funds (approximately $16 billion) and those that could proceed if new partner funding is provided.

Return to Chart 1.2

Chart 1.3: Ontario Greenhouse Gas Emissions and Targets

This line chart shows Ontario’s greenhouse gas emissions between 1990 and 2013, with the Province’s emissions reduction targets for 2014, 2020 and 2030. The province’s emissions declined primarily due to the completed phase-out of coal-fired electricity, and other policy initiatives, as well as the recession, enabling Ontario to reach the 2014 target. Emissions will need to decrease further between 2014 and 2030 to achieve the 2020 and 2030 targets.

Return to Chart 1.3

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2015 Ontario Economic Outlook and Fiscal Review

Chart 2.1: Ontario’s Plan to Eliminate the Deficit

This bar chart shows Ontario’s actual deficits versus deficit targets from 2009–10 through 2014–15. It also shows current projected deficit targets outlined in the 2015 Ontario Economic Outlook and Fiscal Review versus the 2015 Budget projected deficit targets for 2015–16 to 2017–18.

In the 2009 Ontario Economic Outlook and Fiscal Review, Ontario projected a $24.7 billion deficit for 2009–10. The actual result for 2009–10 was a deficit of $19.3 billion. The 2010 Budget projected deficits of $19.7 billion for 2010–11, $17.3 billion for 2011–12, $15.9 billion for 2012–13 and $13.3 billion for 2013–14. The actual deficits were $14.0 billion in 2010–11, $13.0 billion in 2011–12, $9.2 billion in 2012–13 and $10.5 billion in 2013–14. In the 2014 Budget, Ontario projected a $12.5 billion deficit for 2014–15. The actual result for 2014–15 was a deficit of $10.3 billion.

The 2015 Budget projected deficits of $8.5 billion for 2015–16 and $4.8 billion for 2016–17, and a balanced budget in 2017–18. Ontario is now projecting revised deficits of $7.5 billion in 2015–16 and $4.5 billion in 2016–17. The projection of a balanced budget in 2017–18 remains unchanged.

Return to Chart 2.1

Chart 2.2: Bargained Average Wage Increases, April 2010 to September 2015

This line chart shows average bargained wage increases for the provincial public sector, the municipal public sector, the federal public sector in Ontario, and the private sector in two periods, from April 2010 to July 2012, and from July 2012 to September 2015. The provincial public sector average wage increase decreases sharply from 1.6 per cent to 0.6 per cent during the April 2010 to July 2012 period, and increases slightly from 0.6 per cent to 0.7 per cent during the July 2012 to September 2015 period. The other three sectors remain steady between 1.7 per cent and 2.0 per cent.

Return to Chart 2.2

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Chart Descriptions

Chart 3.1: Employment Gains Concentrated in Full-Time, Private-Sector, Above-Average Wage Industries

The bar chart shows Ontario employment gains since June 2009. Total employment increased by 560,000 since June 2009, with full-time employment up by 552,000, while part-time employment rose by 8,000. Private-sector employment increased by 427,000, while public-sector employment rose by 58,000 and self-employment rose by 75,000. Employment in above-average wage industries rose by 412,000 compared to a 148,000 employment increase in below-average wage industries.

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Chart 3.2: Private-Sector Outlook for Growth Weaker in 2015, but Largely Unchanged through 2016 to 2018

The bar chart shows the average private-sector projection for Ontario’s real GDP growth at the time of the 2015 Budget and 2015 Fall Economic Statement. The average private-sector forecast for Ontario real GDP growth for 2015 was 2.8 per cent in the 2015 Budget and is 2.0 per cent currently. The average private-sector forecast for Ontario real GDP growth for 2016 was 2.5 per cent in the 2015 Budget and is 2.3 per cent currently. The average private-sector forecast for Ontario real GDP growth for 2017 was 2.3 per cent in the 2015 Budget and is 2.4 per cent currently. The average private-sector forecast for Ontario real GDP growth for 2018 was 2.2 per cent in both the 2015 Budget and currently.

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2015 Ontario Economic Outlook and Fiscal Review

Chart 3.3: Composition of Total Revenue, 2015–16

This pie chart shows the share of total revenue and dollar amounts by major revenue category in 2015–16. Total revenue in 2015–16 is projected to be $125.6 billion.

The largest taxation revenue source is Personal Income Tax revenue at $30.8 billion, accounting for 24.5 per cent of total revenue. This is followed by Sales Tax at $22.7 billion, or 18.1 per cent of total revenue, and Corporations Tax at $11.2 billion, or 8.9 per cent of total revenue. Total tax revenue accounts for $87.6 billion, or 69.7 per cent of total revenue. The other major non-taxation sources of revenue are Federal Transfers of $22.9 billion, or 18.2 per cent of total revenue, Income from Government Business Enterprises at $4.8 billion, or 3.8 per cent of total revenue, and various Other Non-Tax Revenue at $10.4 billion, or 8.3 per cent of total revenue.

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Chart 3.4: Composition of Total Expense, 2015–16

This pie chart shows the share of total expense and dollar amounts by sector in 2015–16. Total expense in 2015–16 is projected to be $132.2 billion.

The largest expense is the Health Sector at $50.8 billion, accounting for 38.4 per cent of total expense.

The remaining sectors of total expense include the Education Sector at $25.2 billion, or 19.1 per cent; Postsecondary and Training Sector at $7.8 billion, or 5.9 per cent; Children’s and Social Services Sector at $15.4 billion, or 11.7 per cent; Justice Sector at $4.4 billion, or 3.4 per cent; and Other Programs at $17.2 billion, or 13.0 per cent. Interest on Debt, included as part of Total Expense, is $11.3 billion, or 8.5 per cent.

Note that the Education Sector excludes the Teachers’ Pension Plan. Teachers’ Pension Plan expense is included in Other Programs.

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Chart Descriptions

Chart 3.5: 2015–16 Borrowing

As at November 10, 2015, $20.1 billion of this year’s long-term public borrowing has been completed and consisted of $17.5 billion of Canadian dollar bonds, $2.4 billion of U.S. dollar bonds and $0.1 billion of Australian dollar bonds.

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Chart 3.6: Net Debt-to-GDP and Accumulated Deficit-to-GDP

Net debt-to-GDP ratio is projected to be 40.2 per cent for 2015–16. The net debt-to-GDP is projected to peak at 40.2 per cent in 2015–16. The accumulated deficit-to-GDP is projected to be 26.3 per cent for 2015–16.

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Chart 3.7: Effective Interest Rate (Weighted Average) on Total Debt

As at September 30, 2015, the effective interest rate (calculated as a weighted average) is 3.7 per cent on the Province’s total debt. This is unchanged from the 3.7 per cent in 2014–15 and lower than the 3.9 per cent in 2013–14. The effective interest rate has been steadily decreasing from 10.9 per cent in 1990–91.

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Chart 3.8: Residual Stranded Debt since April 1, 1999

As at March 31, 2015, the estimated residual stranded debt was $2.2 billion, a decrease of $0.4 billion compared to residual stranded debt of $2.6 billion as at March 31, 2014. This is also a total estimated decrease of $9.7 billion from an estimated peak of residual stranded debt of $11.9 billion as at March 31, 2004.

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